Exhibit 10.3

CREDIT AGREEMENT
dated as of
June 22, 2007
among
INTERNATIONAL CONDUITS LTD.
as Borrower
- and -
UNIVERSAL SECURITY INSTRUMENTS, INC.,
and
USI ELECTRIC, INC.
as Guarantors
- and -
CIT FINANCIAL LTD.
as Lender

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of June 22, 2007 and is entered into among International Conduits Ltd., as Borrower, Universal Security Instruments, Inc. and USI Electric, Inc. as Guarantors, and CIT Financial Ltd., as Lender.

RECITALS

A.	The Lender has agreed to provide certain credit facilities to the Borrower.

B.	The Guarantors have agreed to guarantee the obligations of the Borrower in connection herewith.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Accounts” means, in respect of each Credit Party, all of such Credit Party’s now existing and future: (a) accounts (as defined in the PPSA), and any and all other receivables (whether or not specifically listed on schedules furnished to the Lender), including all accounts created by, or arising from, all of such Credit Party’s sales, leases, loans, rentals of goods or renditions of services to its customers, including those accounts arising under any of such Credit Party’s trade names or styles, or through any of such Credit Party’s divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the PPSA); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, indemnification rights, supporting obligations, payment intangibles, tax refunds and letter of credit rights; (g) insurance policies or rights relating to any of the foregoing; (h) intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software relating thereto; (i) notes, deposits or property of borrowers or other account debtors securing the obligations of any such borrowers or other account debtors to such Credit Party; (j) cash and non cash proceeds (as defined in the PPSA) of any and all of the foregoing; and (k) all monies and claims for monies now or hereafter due and payable in connection with any and all of the foregoing or otherwise.

“Action Request” means any request received by any Credit Party or any of its Subsidiaries from any Governmental Authority under any Environmental Law whereby such Governmental Authority requests that it take action or steps or do acts or things in respect of any property or assets in its charge, management or control to remediate a matter which is not or is alleged not to be in compliance with all Environmental Laws.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Effective Date, by which any Credit Party, directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets or otherwise (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body, (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body, or (d) otherwise acquires Control of a Person engaged in a business.

“Adjusted Tangible Net Worth” means, for the Credit Parties on a consolidated basis, the excess of total consolidated assets over total consolidated liabilities, as determined in accordance with GAAP on a consistent basis, provided, however, that the determination of total consolidated assets shall exclude (i) all goodwill, organizational expenses, research and development expenses, trade marks, trade mark applications, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) all prepaid expenses, deferred charges or unamortized debt discount and expense, (iii) all reserves carried and not deducted from consolidated assets, (iv) Equity Securities of, obligations or other securities of, or capital contributions to, or investments in, any Subsidiary, (v) securities which are not readily marketable, (vi) cash held in a sinking fund or other analogous fund established for the purpose of redemption, retirement or prepayment of Equity Securities or Indebtedness, (vii) any write-up in the book value of any asset resulting from a revaluation thereof after the acquisition thereof by the Borrower or a Restricted Subsidiary, as the case may be, and (viii) any items not included in clauses (i) through (vii) above which are treated as intangibles under GAAP.

“Affiliate” means, (a) any Person which, directly or indirectly, Controls, is Controlled by or is under common Control with any other Person; (b) any Person which beneficially owns or holds, directly or indirectly, 10% or more of any class of voting stock or equity interest (including partnership interests) of any other Person; (c) any Person, 10% or more of any class of the voting stock (or if such Person is not a corporation, 10% or more of the equity interest, including partnership interests) of which is beneficially owned or held, directly or indirectly, by any other Person; or (d) any Person related within the meaning of the ITA to any such Person and includes any “Affiliate” within the meaning specified in the Canada Business Corporations Act on the date hereof. The term control (including the terms “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Agreement” means this Credit Agreement, as it may be amended, modified, supplemented or restated from time to time.

“Applicable Law” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority).

“Assignment and Assumption” means an assignment and assumption entered into by the Lender and an assignee (with the consent of any party whose consent is required by Section 8.4), and accepted by the Lender.

“Availability Reserves” means, as of any date of determination, such amounts as the Lender may from time to time establish and revise in its sole discretion reducing the Borrowing Base which would otherwise be available to the Borrower under the lending formulas provided for herein (a) to reflect criteria, events, conditions, contingencies or risks which, as determined by the Lender in its sole discretion, do or may affect either (i) any component of the Borrowing Base or its value, (ii) the assets, business, operations, industry, financial performance, financial condition or prospects of the Credit Parties, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender’s customary practice or its reasonable belief that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading, or (c) in respect of any state of facts which the Lender determines constitutes a Default or an Event of Default. Without limiting the foregoing, the Lender, in its sole discretion, may establish and/or increase Availability Reserves in respect of: (a) (i) three months rental payments or similar charges for any of the Borrower’s leased premises or other collateral locations for which the Borrower has not delivered to the Lender a landlord’s waiver or bailee’s letter substantially in the form attached hereto as Exhibits C and D, respectively, plus (ii) three months estimated payments plus any other fees or charges owing by the Borrower to any applicable warehousemen or third party processor (as determined by the Lender in its reasonable business judgement), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to the Lender of any such acceptable waiver, (y) the opening or closing of a collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges; (b) any reserve established by the Lender on account of statutory claims, deemed trusts, or inventory subject to rights of suppliers under Section 81.1 of the BIA (generally known as the “30-day goods” rule), any amendments to the BIA to the extent such become Applicable Law and which have the effect of implementing any aspect of Bill C-55 as of the date hereof, or any other Applicable Law; (c) liabilities of any Credit Party under any Blocked Account Agreement, or swap, cap, floor, collar, futures contract or option designed to hedge against fluctuations in commodity prices, securities prices or other financial market conditions, (d) employee or employee benefit related liabilities, (e) any other claims which may have priority over the claims of the Lender, including Priority Payables; and (f) such other reserves as the Lender may at any time or times deem necessary in its reasonable judgment as a result of (x) negative forecasts and/or trends in the Borrower’s business, operations, industry, prospects, profits, operations or financial condition or assets or (y) other issues, circumstances or facts that could otherwise negatively impact the Borrower, its business, operations, industry, prospects, profits, operations or financial condition or assets.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Blocked Account Agreement” has the meaning set out in Section 2.14(d).

“Blocked Accounts” has the meaning set out in Section 2.14(d).

“Borrower” means International Conduits Ltd., an Ontario corporation.

“Borrowing” means any availment of the Credit, which includes a Loan.

“Borrowing Base” means, at any time, the lesser at such time of (a) Maximum Revolving Line of Credit; and (b) an amount (which may not be less than zero) equal to the sum of (i) 85% of the aggregate amount of all Eligible Accounts of the Credit Parties, plus (ii) 50% of the appraised net orderly liquidation value of all Eligible Inventory of the Credit Parties, minus (iii) an amount equal to all Priority Payables, and minus (iv) an amount equal to all other Availability Reserves.

“Borrowing Base Report” means the report of the Borrower concerning the amount of the Borrowing Base, to be delivered pursuant to Section 4.2, substantially in the form attached as Exhibit A.

“Borrowing Request” means a request by the Borrower for a Borrowing substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario or New York, New York are authorized or required by Applicable Law to remain closed.

“Canadian Dollars” and “Cdn.$” refer to lawful money of Canada.

“Canadian $ Equivalent” means, on any day, the amount of Canadian Dollars that the Lender could purchase, in accordance with its normal practice, with a specified amount of U.S. Dollars based on the Bank of Canada noon spot rate on such date.

“Canadian Prime Borrowing” means a Borrowing comprised of one or more Canadian Prime Loans.

“Canadian Prime Loan” means a Loan denominated in Canadian Dollars made by the Lender to the Borrower hereunder pursuant to a drawdown of a Loan which bears interest at a rate based upon the Canadian Prime Rate.

“Canadian Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced publicly from time to time by publication as the Bloomberg PRIMECAN Screen (base rate); provided, that such rate is not necessarily the best rate offered to its customers by the Lender, and, should the Lender be unable to determine such rate, such other indication of the prevailing prime rate of interest as may reasonably be chosen by the Lender; provided, further, that each change in the Canadian Prime Rate shall take effect simultaneously with the corresponding change in the Bloomberg PRIMECAN Screen (base rate) or the other reasonably chosen prevailing prime rate of interest.

“Canadian Resident Lender” means, in respect of a particular Loan, (i) a Lender which holds such Loan and which is resident in Canada for the purposes of the ITA, or (ii) a Lender which is an “authorized foreign bank”, as defined in section 2 of the Bank Act (Canada) and in section 248(1) of the ITA, and which holds the Loan as part of its “Canadian banking business”, as defined in subsection 248(1) of the ITA.

“Capital Expenditures” means all payments due or accruing due (whether or not paid) during a Fiscal Year in respect of the cost (including expenditures on materials, contract labour and direct labour, but excluding expenditures properly chargeable to repairs and maintenance in accordance with GAAP) of any fixed asset or improvement, or replacement, substitution, or addition thereto, which have a useful life of more than one (1) year, including, without limitation, those arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with Capital Leases all as required to be capitalized in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert, other than Universal Security Instruments, Inc. or its Affiliates, of Equity Securities representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group of Persons acting jointly or otherwise in concert, other than Universal Security Instruments, Inc. or its Affiliates.

“Change in Law” means (i) the adoption of any new Applicable Law after the date of this Agreement, (ii) any change in any existing Applicable Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (iii) compliance by the Lender (or, for purposes of Section 2.10(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law, but in the case of a request, guideline or directive not having the force of law, being a request, guideline or directive with which persons customarily comply) of any Governmental Authority made or issued after the date of this Agreement.

“Collateral” means the property described in and subject to the Liens, privileges, priorities and security interests purported to be created by any Security Document.

“Consolidated Net Income” means, for any period, the net income on a consolidated basis of the Borrower and its consolidated Subsidiaries in accordance with GAAP; provided, however, that Consolidated Net Income shall not include or take into account:

(i)
any net income (or loss) of any Unrestricted Subsidiary, except that (subject to the exclusions contained in clauses (iii) and  (iv) below), the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (ii) below);

(ii)
any net income of any Restricted Subsidiary which is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, except that (A) subject to the exclusion contained in clauses (iii) and (iv) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary consistent with such restriction during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause), and (B) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(iii)
any gain (or loss) realized upon the sale or other disposition of any assets of the Borrower or any Subsidiary (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any capital stock of any Person;

(iv)	extraordinary or nonrecurring gains or non-cash losses; and

(v)	the effect of a change in GAAP.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Borrower and each Restricted Subsidiary.

“Credits” means the Revolving Credit and the Term Credit.

“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule A.

“EDC” means Export Development Corporation (Canada) and its successors and assigns.

“Effective Date” means the date on which all of the conditions specified in Section 4.1 are satisfied or waived in accordance with Section 8.2, as confirmed in a written notice from the Lender to the Borrower.

“Eligible Account” means, at any time, the invoice amount (which shall be the Canadian $ Equivalent at such time of any amount denominated in U.S.$) owing on each Account of a Credit Party (net of any credit balance, returns, trade discounts, contras unapplied cash, unbilled amounts, tax refunds that have not yet been received or retention or finance charges) which meet such standards of eligibility as the Lender shall establish from time to time in its reasonable discretion; provided that, in any event, no account shall be deemed an Eligible Account unless each of the following statements is accurate and complete (and by including such Account in any computation of the applicable Borrowing Base, the Borrower shall be deemed to represent and warrant to the Lender the accuracy and completeness of such statements and the compliance of each such Account with each such other eligibility standard established by the Lender):

(1) Such Account is a binding and valid obligation of the obligor thereon and is in full force and effect;

(2) Such Account is evidenced by an invoice and is payable in either Canadian Dollars or U.S. Dollars;

(3) Such Account is genuine as appearing on its face or as represented in the books and records of the Borrower and the applicable Credit Party;

(4) Such Account is free from claims regarding rescission, cancellation or avoidance, whether by operation of Applicable Law or otherwise;

(5) Payment of such Account is less than 90 days past the original invoice date thereof and less than 60 days past the original due date thereof;

(6) Such Account is net of concessions, offset, deduction, contras, returns, chargebacks or understandings with the obligor thereon that in any way could reasonably be expected to adversely affect the payment of, or the amount of, such Account;

(7) The Lender, has a first-priority perfected Lien covering such Account and such Account is, and at all times will be, free and clear of all Liens other than Permitted Liens;

(8) The obligor on such Account is not an Affiliate or a director, officer or employee of any Credit Party;

(9) Such Account arose in the ordinary course of business of the Credit Party out of the sale of goods or services by the Credit Party;

(10) Such Account is not payable by an obligor in respect of which 50% or more (by amount) of the total aggregate Accounts owed to the Credit Party by such obligor or any of its Affiliates are more than 90 days past the original invoice date thereof or more than 60 days past the original due date thereof;

(11) All consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the execution, delivery and performance of such Account by each party obligated thereunder, or in connection with the enforcement and collection thereof by the Lender, have been duly obtained, effected or given and are in full force and effect;

(12) The obligor on such Account is not an individual, and is not the subject of any bankruptcy or insolvency proceeding, does not have a trustee or receiver appointed for all or a substantial part of its property, has not made an assignment for the benefit of creditors, admitted its inability to pay its debts as they mature, suspended its business or initiated negotiations regarding a compromise of its debt with its creditors, and the Lender, in its reasonable discretion, is otherwise satisfied with the credit standing of such obligor;

(13) The chief executive office of the obligor of such Account is located in the United States of America or Canada and the obligor of such Account is organized and existing under the laws of the United States of America or a state thereof or the federal laws of Canada, a province or territory thereof, or if the obligor is not so organized and existing, such Account is covered under letters of credit or export/import insurance provided by the EDC on terms and in a manner reasonably satisfactory to the Lender;

(14) The obligor of such Account is not a Governmental Authority, if the enforceability or effectiveness against such Governmental Authority of an assignment of such Account is subject to any precondition which has not been fulfilled;

(15) In the case of the sale of goods, the subject goods have been completed, sold and shipped, on a true sale basis on open account, or subject to contract, and not on consignment, on approval, on a “sale or return” basis, or on a “bill and hold” or “pre-sale” basis or subject to any other repurchase or return agreement; no material part of the subject goods has been returned, rejected, lost or damaged; and such Account is not evidenced by chattel paper or a promissory note or an instrument of any kind, unless such chattel paper, promissory note or other instrument has been delivered to the Lender and is subject to a Lien under the Security Documents;

(16) Each of the representations and warranties set forth herein and in the Loan Documents with respect to such Account is true and correct on such date;

(17) A cheque, promissory note, draft, trade acceptance or other instrument has not been received with respect to such Account (or with respect to any other account due from the same account debtor), presented for payment and returned uncollected for any reason;

(18) Such Account is not in respect of a volume rebate; and

(19) The Lender does not believe, in the exercise of its reasonable discretion, that the prospect of collection of such Account is impaired or that the Account may not be paid because of the account debtor’s inability to pay;

(20) Such Account is not a pre-billed account or an account arising from progress billing; and

(21) The assignment (whether absolutely or by way of security) of such Account is not limited or restricted by the terms of the contract evidencing or relating to such Account or, if assignment of such Account is so restricted, such limitation or restriction has been complied with and the laws of the jurisdiction(s) governing the validity of such assignment do not provide that such limitation or restriction is ineffective as against the secured creditor with a security interest therein;

(22) Such Account is not an Account which the Lender, in the exercise of its good faith credit discretion, determines to be ineligible for any other reasons deemed necessary by Lender in its reasonable business judgment, including those which are customary either in the commercial lending industry or in the lending practices of the Lender.
provided that, if at any time the aggregate amount of all Eligible Accounts owed to a Credit Party by a particular obligor or its Affiliates exceeds 10% of the aggregate amount of all Eligible Accounts at such time owed to such Credit Party (determined without giving effect to any reduction in Eligible Accounts pursuant to this proviso), then, unless the Accounts of such obligors and its Affiliates are insured pursuant to credit insurance acceptable to the Lender which has been assigned to the Lender in form acceptable to the Lender, the amount of such Accounts in excess of 10% of such aggregate amount of all Eligible Accounts shall be excluded in determining the aggregate amount of all Eligible Accounts at such time.

“Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $25,000,000,000 or more, (d) any (i) trust company, savings bank, savings and loan association or similar financial institution, or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $25,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement, (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (e) any other financial institution (including a mutual fund or other fund) having total assets of $25,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above.

“Eligible Inventory” means, at any time with respect to a Credit Party, all Inventory of such Credit Party valued in Canadian Dollars on a lower of cost (on a first-in, first out basis and excluding any component of cost representing intercompany profit in the case of Inventory acquired from an Affiliate) or market basis in accordance with GAAP, with detailed calculations of lower of cost or market to occur on at least a monthly basis, which meets such standards of eligibility as the Lender shall establish from time to time in its reasonable discretion; provided that, in any event, no Inventory shall be deemed Eligible Inventory unless each of the following statements is accurate and complete (and by including such Inventory in any computation of the applicable Borrowing Base, the Borrower shall be deemed to represent and warrant to the Lender the accuracy and completeness of such statements and the compliance of such Inventory with each such other eligibility standard established by the Lender):

(1) Such Inventory is in good condition, merchantable, meets all standards imposed by any Governmental Authority having regulatory authority over it or its use and/or sale and is not obsolete and is either currently usable or currently saleable in the normal course of business of a Credit Party;

(2) Such Inventory is

(a)
in possession of such Credit Party and located on real property owned or leased by such Credit Party within the United States of America or Canada (provided that if such Inventory is located on real property leased by such Credit Party, the landlord of such real property shall have executed and delivered to the Lender a landlord waiver substantially in the form attached hereto as Exhibit C), or

(b)	in the possession of a bailee within Canada and such bailee shall have executed and delivered to the Lender, a bailee letter substantially in the form attached hereto as Exhibit D, or

(c)
in transit within the United States of America or Canada and between Credit Parties, and upon arrival at its destination, will comply with either paragraph (a) or (b) above until title to such Inventory passes to purchaser;

(3) Each of the representations and warranties set forth in the Loan Documents with respect to such Inventory is true and correct on such date;

(4) The Lender has a first-priority perfected Lien covering such Inventory, and such Inventory is, and at all times will be, free and clear of all Liens other than Permitted Liens;

(5) Such Inventory does not include goods (i) that are not owned by such Credit Party, (ii) that are held by such Credit Party pursuant to a consignment agreement, or (iii) that are special order goods or discontinued goods;

(6) Such Inventory is not subject to repossession under the BIA except to the extent the applicable vendor has entered into an agreement with the Lender, in form and substance reasonably satisfactory to the Lender, waiving its right to repossession;

(7) Such Inventory does not consist of work-in-process, store room materials, supplies, parts, samples, prototypes, or packing and shipping materials;

(8) Such Inventory does not consist of goods that are discontinued, obsolete, slow-moving or returned or repossessed or used goods taken in trade;

(9) Any portion of the value of such Inventory which results from a profit or gain resulting from an inter-company sale or other disposition of such inventory shall be excluded;

(10) Such Inventory is not evidenced by negotiable documents of title unless delivered to the Lender with endorsements;

(11) Such Inventory does not constitute Hazardous Materials;

(12) Such Inventory is covered by casualty insurance;

(13) Such Inventory is located on real property where there is Inventory of such Credit Party in the aggregate amount of at least Cdn.$100,000;

(14) Such Inventory is not Inventory which the Lender has determined in the exercise of its reasonable discretion that the Lender may not sell or otherwise dispose of in accordance with the terms of the applicable Security Documents without infringing upon the rights of another Person or violating any contract with any other Person; and

(15) Such Inventory is not Inventory which the Lender, in the exercise of its good faith credit discretion, determines to be not acceptable for any other reasons, including those which are customary either in the commercial lending industry or in the lending practices of the Lender.

“Environmental Laws” means all Applicable Laws relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.

“ETA” means Part IX of the Excise Tax Act (Canada).

“Event of Default” has the meaning set out in Section 7.1.

“Excess Availability” means, as of any date, the remainder of (a) the Borrowing Base as of such date, less (b) the aggregate outstanding balance of the Indebtedness of the Borrower hereunder as of such date and the aggregate face amount of undrawn Letters of Credit as of such date. Excess Availability shall always be determined on the basis that all debts and obligations shall be current, and all accounts payable shall be handled in the normal course of the Borrower’s business consistent with its past practices.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, income or franchise Taxes imposed on (or measured by) its taxable income or capital Taxes imposed on (or measured by) its taxable capital, in each case by Canada, or by the jurisdiction under the Applicable Laws of which such recipient is organized, in which the recipient is resident for tax purposes or in which its principal office is located or in which it is otherwise deemed to be engaged in a trade or business for Tax purposes, or any subdivision thereof or therein, and any branch profits taxes imposed by Canada, the United States of America or any similar tax imposed by any jurisdiction on the recipient.

“Exposure” means, with respect to the Lender at any time, the sum of the outstanding principal amount of the Lender’s Revolving Loans at such time.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Foreign Lender” means any Lender that is not a Canadian Resident Lender.

“GAAP” means at any particular time with respect to any Credit Party, generally accepted accounting principles as in effect at such time in Canada, consistently applied; provided, however, that, if employment of more than one principle shall be permissible at such time in respect of a particular accounting matter, “GAAP” shall refer to the principle which is then employed by the applicable Credit Party with the concurrence of its independent public or chartered accountants, who are acceptable to the Lender provided further that, for the purposes of determining compliance with the financial covenants herein, “GAAP” means GAAP as at the date hereof.

“Governmental Authority” means the government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

“GST” means all amounts payable under the ETA or any similar legislation in any other jurisdiction of Canada, including QST and HST.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation, or (e) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss.

“Guarantor” means Universal Security Instruments, Inc. and USI Electric, Inc. and each other Person (other than a Credit Party) which has executed and delivered to the Lender, a guarantee of the obligations of the Borrower hereunder.

“Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (a) is or becomes listed, regulated or addressed under any Environmental Laws, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

“HST” means all amounts payable as harmonised sales tax in the Provinces of Nova Scotia, Newfoundland and New Brunswick under the ETA.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the net amount of obligations of such Person (determined on a mark-to-market basis) under Swap Agreements, and (l) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for other Equity Securities) any Equity Securities of such Person, valued, in the case of redeemable Equity Securities, at the greater of voluntary or involuntary liquidation preference, plus accrued and unpaid dividends. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general or limited partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set out in Section 8.3(b).

“Interest Payment Date” means the first Business Day of each calendar month.

“Inventory” means, in respect of each Credit Party, all of such Credit Party’s present and hereafter acquired inventory (as defined in the PPSA) and including all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work in process to finished goods, and all “stores” inventory or “operating and maintenance supplies” inventory, and all proceeds of any thereof (of whatever sort).

“Investment” means, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, Equity Securities of any other Person, including any exchange of Equity Securities for Indebtedness, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and Accounts owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor’s business, or any direct or indirect purchase or other acquisition of bonds, notes, debentures or other debt securities of, any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than the Borrower or any Restricted Subsidiary in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).

“ITA” means the Income Tax Act (Canada).

“Lender” means CIT Financial Ltd. and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lender Affiliate” means, with respect to any Lender, an Affiliate of such Lender.

“Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security.

“Loan” means any loan made by the Lender to the Borrower pursuant to this Agreement, including the Revolving Loans and the Term Loan.

“Loan Documents” means this Agreement, the Security Documents, the Blocked Account Agreement, the Borrowing Requests, and the Borrowing Base Reports, together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lender or between the Lender and any other bank or creditor with respect to any indebtedness or obligations of any Credit Party hereunder or thereunder) now or hereafter entered into in connection with this Agreement, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Credit Parties, or (b) the validity or enforceability of any of the Loan Documents, the priority of the Liens created thereby or the rights and remedies of the Lender thereunder or (c) any Material Contract, or (d) the amount which the Lender would be likely to receive (after giving effect to delays in payment and costs of enforcement) upon the liquidation of the Collateral.

“Material Contract” means (a) the contracts, licences and agreements listed and described on Schedule B, and (b) any other contract, licence or agreement (i) to which any Credit Party is a party or bound, (ii) which is material to, or necessary in, the operation of the business of any Credit Party, and (iii) which a Credit Party cannot promptly replace by an alternative and comparable contract with comparable commercial terms.

“Material Indebtedness” means (a) the obligations of Universal Security Instruments, Inc. to The CIT Group/Commercial Services Inc. pursuant to the amended and restated factoring agreement dated as of the date hereof between The CIT Group/Commercial Services Inc. and Universal Security Instruments, Inc. and all ancillary documents connected therewith, which obligations have been guaranteed by the Credit Parties, and (b) any Indebtedness of any one or more of the Credit Parties in an aggregate principal amount exceeding Cdn.$250,000. “Maturity Date” means initially the first day following the third anniversary of the Effective Date (or, if such day is not a Business Day, the next Business Day thereafter), and thereafter such other date in the future as may be agreed to in accordance with Section 2.6.

“Maximum Revolving Line of Credit” means the Canadian $ Equivalent of US$7,000,000.

“Obligations” means all obligations, liabilities and indebtedness of the Borrower to the Lender with respect to the principal of and interest on the Loans and the payment or performance of all other obligations, liabilities and indebtedness of the Borrower to the Lender hereunder or arising under or pursuant to any one or more of the other Loan Documents or with respect to the Loans, including, without limitation, all reimbursement and indemnity obligations of the Borrower to the Lender hereunder.

“Operating Account” means the bank account maintained by the Borrower at a financial institution acceptable to the Lender, acting reasonably.

“Out-of-Pocket Expenses” means all of the Lender’s present and future expenses incurred relative to this Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to: the reasonable cost of retaining external legal counsel, record searches, all costs and expenses incurred by the Lender in opening bank accounts, depositing cheques, receiving and transferring funds, and wire transfer charges, any charges imposed on the Lender due to returned items and “insufficient funds” of deposited cheques and the Lender’s standard fees relating thereto, reasonable travel, lodging and similar expenses of the Lender’s personnel (or any of its agents) in connection with inspecting and monitoring the Collateral from time to time at reasonable intervals hereunder, any applicable reasonable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, and all expenses, costs and fees set forth incurred by or imposed on the Lender by reason of the exercise of any of its rights and remedies under this Agreement or any of the other Loan Documents.

“Participant” has the meaning set out in Section 8.4.

“Payment Office” means the Lender’s office located at 207 Queen’s Quay West, Toronto, Ontario, M5J 1A7, Attention: Chief Credit Officer (or such other office or individual as the Lender may hereafter designate in writing to the other parties hereto).

“Pension Plan” means any pension benefit plan within the meaning of the Pension Benefits Act (Ontario) in respect of which any Credit Party makes or has made contributions in respect of its employees.

“Permitted Investments” means:

(a)
direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada or of any Canadian province (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or of such Canadian province), in each case maturing within one year from the date of acquisition thereof;

(b)
investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from any of Moody’s, S&P or DBRS;

(c)
investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Schedule I bank under the Bank Act (Canada).

“Permitted Liens” means:

(a)	Liens in favour of the Lender for the obligations of the Borrower or any other Credit Party under or pursuant to the Loan Documents;

(b)
Liens granted by a Credit Party in favour of another Credit Party in order to secure any of its indebtedness to such other Credit Party, provided that such Liens are subject to assignment and postponement arrangements satisfactory to the Lender;

(c)	Purchase Money Liens securing Indebtedness and Liens to secure Capital Lease Obligations, in each case only to the extent permitted by Section 6.1(e);

(d)
Liens imposed by any Governmental Authority for Taxes not yet due and delinquent or which are being contested in good faith in compliance with Section 5.3, and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Credit Party;

(e)
carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens arising by operation of Applicable Law, arising in the ordinary course of business, which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of the Credit Party, provided that the Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

(f)	statutory Liens incurred or pledges or deposits made under employment standards, pension benefits, worker’s compensation, unemployment insurance and other social security legislation;

(g)
Liens or deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for borrowed money) incurred in the ordinary course of business;

(h)
Liens of or resulting from any judgement or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Credit Parties shall at any time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(i)
undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Applicable Law or of which written notice has not been duly given in accordance with Applicable Law or which although filed or registered, relate to obligations not due or delinquent;

(j)
statutory Liens incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of a Credit Party under Environmental Laws to which any assets of such Credit Party are subject, provided that no Default or Event of Default shall have occurred and be continuing;

(k)
a Lien granted by a Credit Party to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Lien is limited to the assets located at or about such leased properties;

(l)	any Lien on any owned real property of a Credit Party existing on the date hereof and set forth in Schedule 3.9;

(m)
any Lien on any property or asset of a Credit Party existing on the date hereof and set forth in Schedule 3.10; provided that (i) such Lien shall not apply to any other property or asset of such Credit Party, and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(n)
any Lien existing on any property or asset prior to the acquisition thereof by a Credit Party or existing on any property or asset of any Person that becomes a Credit Party after the date hereof prior to the time such Person becomes a Credit Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Credit Party, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party, as the case may be; and

(o)
any extension, renewal or replacement of any of the foregoing; provided, however, that the Liens permitted hereunder shall not be extended to cover any additional Indebtedness of the Credit Parties or their property (other than a substitution of like property), except Liens in respect of Capital Lease Obligations and Purchase Money Liens as permitted by (c) above.

“Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time.

“Priority Payables” means, with respect to any Person, any amount payable by such Person which is secured by a Lien in favour of a Governmental Authority which ranks or is capable of ranking prior to or pari passu with the Liens created by the Security Documents in respect of any Eligible Accounts or Eligible Inventory, including amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, Tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations, and other statutory or other claims that have or may have priority over, or rank pari passu with, such Liens created by the Security Documents.

“PST” means all taxes payable under the Retail Sales Tax Act (Ontario) or any similar statute of another jurisdiction of Canada.

“Purchase Money Lien” means a Lien taken or reserved in personal property to secure payment of all or part of its purchase price, provided that such Lien (i) secures an amount not exceeding the purchase price of such personal property, (ii) extends only to such personal property and its proceeds, and (iii) is granted prior to or within 30 days after the purchase of such personal property.

“QST” means the Quebec sales tax imposed pursuant to an Act respecting the Québec sales tax.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Materials which is in breach of any Environmental Laws.

“Responsible Officer” means, with respect to any Person, the chairman, the president, any vice president, the chief executive officer or the chief operating officer, and, in respect of financial or accounting matters, any Financial Officer of such Person; unless otherwise specified, all references herein to a Responsible Officer mean a Responsible Officer of the Borrower.

“Restricted Payment” shall mean, with respect to any Person, any payment by such Person (i) of any dividends on any of its Equity Securities, (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or rights to acquire any such shares, or the making by such Person of any other distribution in respect of any of its Equity Securities, (iii) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person ranking in right of payment subordinate to any liability of such Person under the Loan Documents, (iv) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person to a shareholder of such Person or to an Affiliate of a shareholder of such Person, (v) in respect of an Investment, or (vi) of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director or officer thereof.

“Restricted Subsidiary” means each Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

“Revolving Credit” means the revolving credit facility in the Canadian $ Equivalent of US$7,000,000 established by the Lender pursuant to this Agreement.

“Revolving Loan” has the meaning set out in Section 2.1.

“Rolling Period” means, as at the end of any calendar month such calendar month taken together with the eleven immediately preceding calendar months.

“Security Documents” means the agreements, documents or instruments described or referred to in Section 4.1(h) and Section 5.11 (including, to the extent such Section describes an amendment, the agreement, document or instrument amended thereby) and any and all other agreements, documents or instruments now or hereafter executed and delivered by any Credit Party or any other Person as security for the payment or performance of all or part of the obligations of the Borrower (or such Credit Party or other Person) hereunder or under any other Loan Documents, as any of the foregoing may have been, or may hereafter be, amended, modified or supplemented.

“Subsidiary” means, with respect to any Person (in this definition, the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Term Credit” means the term loan credit facility in the Canadian $ Equivalent (as of June 20, 2007) of US$3,000,000 (which is Canadian $3,207,330) established by the Lender pursuant to this Agreement.

“Term Loan” means a loan made pursuant to Section 2.1(b).

“Termination Date” means, with respect to any Credit, the date that such Credit is terminated, whether or not such date is the Maturity Date.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower which, together with its Subsidiaries, represents less than 5% of the consolidated assets or consolidated gross revenues of the Borrower.

“U.S. Dollars” and “U.S.$” refer to lawful money of the United States of America.

“U.S.$ Equivalent” means, on any day, the amount of U.S. Dollars that the Lender could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Bank of Canada noon spot rate on such date.

“Violation Notice” means any notice received by any Obligor from any Governmental Authority under any Environmental Law that the applicable Obligor or any of its property and assets is not in compliance with the requirements of any Environmental Law.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word ‘shall”. The word “or” is disjunctive; the word “and” is conjunctive. The word “shall” is mandatory; the word “may” is permissive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of that Person). Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms; GAAP. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

1.4 Time. All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Loan Documents.

1.5 Permitted Liens. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

ARTICLE 2
THE CREDITS

2.1 Credits.

(a) Subject to the terms and conditions set forth herein, the Lender agrees to make Loans (each such Loan made under this Section 2.1(a), a “Revolving Loan”) to the Borrower, solely in the Lender’s discretion and not on a committed basis, from time to time during the period commencing on the Effective Date and ending on the Termination Date in an aggregate principal amount no greater than the Maximum Revolving Line of Credit, provided that any Revolving Loan made by the Lender as requested by the Borrower will not result in the Lender’s Exposure exceeding the Borrowing Base. Within the foregoing limit and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, the Lender commits to make a Loan (such Loan made under this Section 2.1(b), the “Term Loan”) to the Borrower in a single Borrowing on the Effective Date in a principal amount equal to the Canadian $ Equivalent of US$3,000,000.

2.2 Loans and Borrowings.

Subject to the Borrowing Base limitations and the other limitations on Loans and Borrowings as provided in this Agreement, each Borrowing shall be comprised entirely of Canadian Prime Loans, as the Borrower may request in accordance herewith.

2.3 Requests for Borrowings.

(a) To request a Borrowing of a Revolving Loan, the Borrower shall notify the Lender of such request by written Borrowing Request not later than 10:00 a.m., Toronto time, on the date of the proposed Borrowing. The Lender is entitled to rely and act upon any written Borrowing Request given or purportedly given by the Borrower, and the Borrower hereby waives the right to dispute the authenticity and validity of any such request or resulting transaction once the Lender has advanced funds based on such written Borrowing Request. Each such written Borrowing Request shall be substantially in the form of Exhibit B and shall specify the following information:

(i)	the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day; and

(iii)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Agreement.

(b) Each Borrowing shall be denominated in Canadian dollars.

(c) The Term Loan shall be made in one advance on the Effective Date.

2.4 Funding of Borrowings.

The Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Toronto time, to the account of the Borrower designated by the Borrower in the applicable Borrowing Request.

2.5 Interest.

(a) The Loans comprising each Canadian Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate from time to time in effect.

(b) If there is a Default or an Event of Default has occurred and is continuing, all amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan or, in the case of any amount not constituting principal or interest on a Loan, at a rate equal to 2% plus the rate otherwise applicable to Canadian Prime Loans.

(c) Accrued interest on each Loan shall be payable in arrears on the earlier of (i) each Interest Payment Date, and (ii) the date of termination of the Credits. In addition, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day. The Canadian Prime Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

(e) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 365-day or 366-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(f) If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by any Applicable Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by the Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent permitted by Applicable Laws, as follows:

(i)	first, by reducing the amount or rate of interest required to be paid to the affected Lender under Section 2.5; and

(ii)
thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

2.6 Termination and Reduction of Credits.

Unless previously terminated, the Credits shall terminate on the Maturity Date. The Revolving Loan Credit may be terminated at any time by the Lender upon sixty (60) days prior written notice to the Borrower. The Credit Facility is an extendible credit for the period (the “Initial Period”) from the Effective Date to the Maturity Date. The Initial Period may, but need not, be extended from time to time for a period not exceeding 364 days at the option of the Lender provided a written request for such an extension is made by the Borrower to the Lender not more than 60 days and not less than 30 days prior to the Maturity Date and, with respect to each 364 day period after the Maturity Date not more than 60 days and not less than 30 days prior to the end of each such 364 day period. If the Lender has not responded to a request made by the Borrower under this Section prior to the 10th day before the end of the applicable 364 day period, the request shall, in the absence of a written agreement between the Lender and the Borrower to the contrary, be deemed to have been denied. If the request is granted by the Lender, the Initial Period shall be extended from the Maturity Date to the day 364 days after the Maturity Date with respect to the first extension and, to the day 364 days after the end of the first extension, with respect to the second extension and in each subsequent year with respect to further extensions, to the day 364 days after the end of the immediately previous period.

2.7 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan and all interest thereon on the earlier of the Maturity Date and the applicable Termination Date.

2.8 Evidence of Debt.

(a) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender resulting from each Borrowing made by the Lender hereunder, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(b) The Lender shall maintain accounts in which it shall record (i) the amount of each Borrowing made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder, and (iii) the amount of any sum received by the Lender hereunder.

(c) The entries made in the accounts maintained pursuant to Sections 2.8(a) and (b) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrowings in accordance with the terms of this Agreement.

(d) The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.9 Prepayments.

(a) Mandatory Borrowing Base Prepayments. If at any time the aggregate Exposure of the Lender is in excess of the Borrowing Base, the Borrower shall immediately pay to the Lender, the amount of such excess to be applied as a prepayment of the Revolving Loans.

(b) Currency Fluctuations. If, at any time, the US $ Equivalent of the Exposure exceeds US$7,000,000, or the US $ Equivalent of the outstanding Term Loan exceeds US$3,000,000 (any such excess being referred to in this Section as an “Excess Amount”), then the Borrower will repay to the Lender, an amount equal to the Excess Amount. If the amount of any Excess Amount is equal to or greater than 3% of the applicable Credit, then the repayment of the Excess Amount to the Lender shall be made by the Borrower within one Business Day after the Lender requests such repayment. If the amount of any Excess Amount is less than 3% of the applicable Credit, then the repayment of the Excess Amount to the Lender shall be made on the next Interest Payment Date. As of June 20, 2007, the Canadian $ Equivalent is agreed to be 1.06911.

(c) Voluntary Prepayment. The Borrower may, upon delivery of written notice to the Lender (delivered in accordance with the notice periods applicable to delivery of a Borrowing Request under Section 2.3(a)), prepay all or any part of a Canadian Prime Borrowing. Each notice delivered pursuant to this Section 2.9(c) shall be irrevocable. No prepayment under this Section 2.9(c) shall permanently reduce or terminate any of the Revolving Credit, but prepayment of a Term Loan shall permanently reduce the Term Credit which may not be re-borrowed.

(d) Mandatory Term Loan Principal Payments. The principal amount of the Borrowing under the Term Loan shall be repaid by the Borrower in equal monthly instalments of the Canadian $ Equivalent as at the Effective Dateof U.S.$83,333.33 (i.e., Canadian $ $89,092.50) on each Interest Payment Date, commencing on the first Interest Payment Date following the Effective Date, with any unpaid amount paid in accordance with Section 2.7.

2.10 Increased Costs; Illegality.

(a) If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender of participating in, issuing or maintaining any Letter of Credit or any Loan or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender, such additional amount or amounts as will compensate the Lender, for such additional costs incurred or reduction suffered.

(b) If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s, if any, as a consequence of this Agreement or the Loans made hereby, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy) and the Lender’s desired return on capital, then from time to time the Borrower will pay to the Lender, such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) A certificate of the Lender setting forth amount or amounts necessary to compensate the Lender as specified in Sections 2.10(a) or (b), together with a brief description of the Change of Law, shall be delivered to the Borrower, and shall be conclusive absent manifest error. In preparing any such certificate, the Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of the Lender’s right to demand such compensation.

(e) In the event that the Lender shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the current or reasonably expected foreign currency markets are unusually unstable or that the making or continuance of any Loan denominated in a currency other than Canadian Dollars has become unlawful or materially restricted as a result of compliance by the Lender in good faith with any Applicable Law, or by any applicable guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, the Lender shall give prompt notice (by telephone and confirmed in writing) to the Borrower of such determination. Upon the giving of the notice to the Borrower referred to in this Section 2.10(e), the Borrower’s right to request (by continuation, conversion or otherwise), and the Lender’s obligation to make, Loans denominated in a currency other than Canadian Dollars shall be immediately suspended, and thereafter any requested Borrowing of Loans denominated in a currency other than Canadian Dollars shall be deemed to be a request for a Canadian Prime Loan, and if the affected Loan or Loans are then outstanding, the Borrower shall immediately, or if permitted by Applicable Law, no later than the date permitted thereby, upon at least one Business Day prior written notice to the Lender, convert each such Loan denominated in a currency other than Canadian Dollars into a Canadian Prime Loan.

2.11 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if the Borrower shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.11), the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) the Borrower shall make such deduction or withholding, and (iii) the Borrower shall pay to the relevant Governmental Authority in accordance with Applicable Law the full amount deducted or withheld.

(b) In addition to the payments by the Borrower required by Section 2.11(a), the Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) If the Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.11 and, in the Lender’s opinion, such refund amount is both reasonably identifiable and quantifiable by it without involving it in an unacceptable administrative burden, it shall pay over such refund amount to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.11 with respect to the Taxes giving rise to such refund, and only to the extent that the Lender is satisfied that it may do so without prejudice to its right, as against the relevant Governmental Authority, to retain such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender if the Lender is required to repay such refund to such Governmental Authority. Nothing herein contained shall (i) interfere with the right of the Lender to arrange its affairs in whatever manner it thinks fit and, in particular, the Lender shall not be under any obligation to claim relief for tax purposes on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it, or (ii) require the Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

2.12 Payments Generally .

The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or amounts payable in respect of Reimbursement Obligations, amounts payable under any of Sections 2.10, or 2.11, or amounts otherwise payable hereunder) prior to 12:00 noon, Toronto time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at the Payment Office, except that payments pursuant to any indemnities contained herein shall be made directly to the Persons entitled thereto. The Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under this Section 2.12 shall be made in Canadian dollars.

2.13 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Lender is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Lender of the amount due, the Borrower will, on the date of receipt by the Lender, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Lender on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Lender is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Lender is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Lender harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

2.14 Collection of Accounts.

(a) The Borrower shall, and shall cause each other Credit Party to, at its expense, enforce, collect and receive all amounts owing on its Accounts in the ordinary course of its business and any proceeds it so receives shall be subject to the terms hereof. Any proceeds received by a Credit Party in respect of Accounts, and any cheques, cash, credit card sales and receipts, notes or other instruments or property received by a Credit Party with respect to any Collateral, shall be held by such Credit Party in trust for the Lender, separate from such Credit Party’s own property and funds, and promptly turned over to the Lender with proper assignments or endorsements by deposit to the Blocked Accounts.

(b) The Borrower shall, and shall cause each other Credit Party to: (i) irrevocably authorize and direct any bank which maintains any Credit Party’s initial receipt of cash, cheques and other items to promptly wire transfer all available funds to a Blocked Account; and (ii) advise all such banks of the Lender’s security interest in such funds. The Borrower shall, and shall cause each other Credit Party to, provide the Lender with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Effective Date. All amounts received by the Lender in payment of Accounts will be credited to the Operating Account when the Lender is advised by its bank of its receipt of “collected funds” at the Lender’s bank account in Toronto, Ontario on the Business Day of such advise if advised no later than 12:00 noon, Toronto time, or on the next succeeding Business Day if so advised after 12:00 noon, Toronto time. Amounts received in U.S. Dollars will be converted into Canadian Dollars by the Lender and the Canadian $ Equivalent shall be credited against outstanding Loans. No cheques, drafts or other instrument received by the Lender shall constitute final payment to the Lender unless and until such instruments have actually been collected.

(c) The Borrower shall, and shall cause each Credit Party to: (i) indicate on all of its invoices that funds should be delivered to and deposited in a lock box or a Blocked Account, as applicable; and (ii) direct all of its account debotors to deposit any and all proceeds of Collateral into the lock boxes or the Blocked Accounts, as applicable.

(d) The Borrower shall, and shall cause each other Credit Party to, establish and maintain, in its own respective name and at its expense, deposit accounts and lock boxes with such banks as are acceptable to the Lender (the “Blocked Accounts”) into which the Borrower shall promptly cause to be deposited: (i) all proceeds of Collateral received by any Credit Party, including all amounts payable to any Credit Party from credit card issuers and credit card processors, and (ii) all amounts on deposit in deposit accounts used by any Credit Party at each of its locations, all as further provided in Section 2.14(b). The banks at which the Blocked Accounts are established and the applicable Credit Parties shall enter into three-party agreements, in form and substance satisfactory to the Lender (the “Blocked Account Agreements”), providing that, among other things, all cash, cheques and items received or deposited in the Blocked Accounts are subject to Liens in favour of the Lender, that the depository bank has no Lien upon, or right of set off against, the Blocked Accounts and any cash, cheques, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Blocked Account Agreements, and that on a daily basis the depository bank will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Blocked Accounts to such bank account as the Lender may from time to time designate for such purpose. The Borrower hereby confirms and agrees that all amounts deposited in such Blocked Accounts and any other funds received and collected by the Lender, whether as proceeds of Inventory or other Collateral or otherwise, shall be subject to the Liens in favour of the Lender.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement, to make any Loans hereunder and to issue any Letters of Credit hereunder, each Credit Party hereby represents and warrants to the Lender that each statement set forth in this Article 3 is true and correct on the date hereof, and will be true and correct on the date of each Borrowing (except where such representation or warranty refers to a different date):

3.1 Organization; Powers. The Borrower and each other Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now and formerly conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.2 Authorization; Enforceability. The Transactions are within each Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and each other Credit Party party thereto and constitute legal, valid and binding obligations of the Borrower and each other Credit Party party thereto, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other Applicable Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except as disclosed in Schedule 3.3, (b) will not violate any Applicable Law or the charter, by-laws or other organizational documents of the Borrower or any other Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any other Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any other Credit Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any other Credit Party, except for any Lien arising in favour of the Lender under the Loan Documents.

3.4 Financial Condition; No Material Adverse Effect.

(a) Universal Security Instruments, Inc. has furnished to the Lender its consolidated balance sheets and statements of income, retained earnings and changes in financial position (i) as of and for its fiscal years ended March 31, 2005, March 31, 2006 and March 31, 2007, reported on by its auditors. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. The Borrower has furnished to the Lender its 12 month projection of monthly balance sheets, income statements and cash flow projections in respect of the 12 month period following the Effective Date.

(b) Since March 31, 2007, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) All information (including that disclosed in all financial statements) pertaining to the Borrower and its Subsidiaries (other than projections) (in this Section 3.4(c), the “Information”) that has been or will be made available to the Lender by the Borrower or any representative of the Borrower and the other Credit Parties, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections that have been or will be made available to the Lender by the Borrower or any representative of the Borrower have been or will be prepared in good faith based upon reasonable assumptions.

3.5 Litigation.

(a) Except as disclosed in Schedule 3.5, there are no actions, suits, counterclaims or proceedings (including any Tax-related matter) by any Person or investigation by any Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the other Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement, any other Loan Document, or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

3.6 Compliance with Applicable Laws and Agreements. The Borrower and each other Credit Party is in compliance with all Applicable Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any other Credit Party has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure could reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

3.7 Ownership. As at the Effective Date, the registered and beneficial holders of all of the Equity Securities of the Borrower are as set out on Schedule 3.7.

3.8 Taxes. The Borrower and each other Credit Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including all instalments with respect to the current period) and has made adequate provision for Taxes for the current period, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such other Credit Party, as applicable, has set aside on its books adequate reserves.

3.9 Titles to Real Property. The Borrower and each other Credit Party have indefeasible fee simple title to their respective owned real properties (or in Quebec, immoveable properties), and with respect to leased real properties, indefeasible title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens, including the Permitted Liens disclosed in Schedule 3.9.

3.10 Titles to Personal Property. The Borrower and each other Credit Party have title to their respective owned personal properties (or, in Quebec, moveable properties), and with respect to leased personal properties, title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens, including the Permitted Liens disclosed in Schedule 3.10.

3.11 Pension Plans. The Pension Plans are duly registered under the ITA and any other Applicable Laws which require registration, have been administered in accordance with the ITA and such other Applicable Laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. All material obligations of the Borrower and each other Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. No promises of benefit improvements under the Pension Plans or any benefit plans have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Borrower and each other Credit Party to the Pension Plans have been made on a timely basis in accordance with the terms of such plans and all Applicable Laws. There have been no improper withdrawals or applications of the assets of the Pension Plans or any benefit plans. Any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due. Except as disclosed in Schedule 3.11, as of the date hereof, each of the Pension Plans is fully funded on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities.

3.12 Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any other Credit Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

3.13 [Intentionally Deleted.].

3.14 Casualties; Taking of Properties. Since March 31, 2007, neither the business nor the properties of the Borrower or any other Credit Party have been affected in a manner that has had, or could reasonably be expected to have, a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labour disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

3.15 Subsidiaries. As of the Effective Date, Schedule 3.15 correctly sets forth the (i) names, (ii) form of legal entity, (iii) Equity Securities issued and outstanding, (iv) Equity Securities owned by the Borrower or a Subsidiary of the Borrower (and specifying such owner), and (v) jurisdictions of organization of all Subsidiaries of the Borrower. Except as described in Schedule 3.15, as of the Effective Date, the Borrower does not own any Equity Securities or debt security which is convertible, or exchangeable, for Equity Securities of any other Person. Unless otherwise indicated in Schedule 3.15, as of the Effective Date, all of the outstanding Equity Securities of each Restricted Subsidiary is owned of record and beneficially by the Borrower, there are no outstanding options, warrants or other rights to purchase Equity Securities of any such Restricted Subsidiary, and all such Equity Securities so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable federal, provincial or foreign securities and other Applicable Laws, and are free and clear of all Liens, except for Permitted Liens.

3.16 Insurance. All policies of fire, liability, workers’ compensation, casualty, flood, business interruption and other forms of insurance owned or held by the Borrower or any other Credit Party are (a) sufficient for compliance with all requirements of Applicable Law and of all agreements to which the Borrower or any other Credit Party is a party, (b) are valid, outstanding and enforceable policies, (c) provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by Persons engaged in the same or a similar business to the assets and operations of the Borrower and each other Credit Party, and (d) will not in any way be adversely affected by, or terminate or lapse by reason of, the Transactions. All such material policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy. Neither the Borrower nor any other Credit Party maintains any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto. The certificate of insurance delivered to the Lender pursuant to Section 4.1(e) contains an accurate and complete description of all material policies of insurance owned or held by the Borrower and each other Credit Party on the Effective Date.

3.17 Solvency. Neither the Borrower nor any other Credit Party is an “insolvent person” within the meaning of the BIA.

3.18 Material Contracts. Schedule B sets out all Material Contracts as of the Effective Date. A true and complete copy of each Material Contract has been delivered to the Lender as of the Effective Date. Each of the Material Contracts is in full force and effect. Neither the Borrower nor any Restricted Subsidiary is in default under or in breach of any term or condition of any Material Contract that would have, either individually or in the aggregate, a Material Adverse Effect, nor is the Borrower or any Restricted Subsidiary aware of any default under or breach of any term or condition of any Material Contract by any other party thereto that would have a Material Adverse Effect, except as disclosed to the Lender in Schedule 3.13.

3.19 Environmental Matters. Except as disclosed to the Lenders in the Disclosed Matters:

(a) Environmental Laws. Neither any property of the Borrower or its Subsidiaries nor the operations conducted thereon violate any applicable order of any court or Governmental Authority or any Environmental Laws, which violation could reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(b) Notices and Permits. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Borrower or its Subsidiaries in connection with the operation or use of any and all property of the Borrower or its Subsidiaries , including but not limited to past or present treatment, transportation, storage, disposal or Release of Hazardous Materials into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, permits, licenses or similar authorizations could not reasonably be expected to have a Material Adverse Effect, or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(c) Hazardous Substances Carriers. All Hazardous Materials generated at any and all property of the Borrower or its Subsidiaries have been treated, transported, stored and disposed of only in accordance with all Environmental Laws applicable to them, except to the extent the failure to have such Hazardous Materials transported, treated or disposed by such carriers could not reasonably be expected to have a Material Adverse Effect, and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Laws, which carriers and facilities, to the knowledge of the Borrower, have been and are operating in compliance with such permits, except to the extent the failure to have such Hazardous Materials treated, transported, stored or disposed at such facilities could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(d) Hazardous Materials Disposal. The Borrower and its Subsidiaries have taken all reasonable steps necessary to determine and have determined that no Hazardous Materials have been disposed of or otherwise released and there has been no threatened Release of any Hazardous Materials on or to any property of the Borrower or its Subsidiaries other than in compliance with Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(e) No Contingent Liability. The Borrower and its Subsidiaries have no material contingent liability in connection with any Release or threatened Release of any Hazardous Materials into the environment which could reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Release or threatened Release.

3.20 Employee Matters.

(a) Except as set forth on Schedule 3.20 as of the Effective Date, none of the Borrower or any of the other Credit Parties, nor any of their respective employees, is subject to any collective bargaining agreement. There are no strikes, slowdowns or work stoppages pending or, to the best knowledge of the Borrower, threatened against the Borrower or any other Credit Party, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 3.20 as of the Effective Date, none of the Borrower nor any other Credit Party is subject to an employment contract providing for a fixed term of employment or providing for payments other than severance in respect of termination of employment.

(b) Each of the Borrower and the other Credit Parties has withheld from each payment to each of their respective officers, directors and employees the amount of all Taxes, including income tax, Canada pension plan, employment insurance and other payments and deductions required to be withheld therefrom, and has paid the same to the proper taxation or other receiving authority in accordance with Applicable Law. None of the Borrower nor any other Credit Party is subject to any claim by or liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part pari passu with or prior to the Liens created by the Security Documents, other than Permitted Liens to the extent reserved for as Priority Payables.

(c) Neither the Borrower nor any Restricted Subsidiary is subject to the United States Employee Retirement Income Security Act of 1974, as amended.

3.21 Fiscal Year. The Fiscal Year of the Borrower ends on March 31 of each calendar year.

3.22 Intellectual Property Rights. The Borrower and each Restricted Subsidiary is the registered and beneficial owner of, with good and marketable title, free of all licenses, franchises and Liens other than Permitted Liens, to all patents, patent applications, trade marks, trade mark applications, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other rights with respect to the foregoing and other similar property, used in or necessary for the present and planned future conduct of its business, without any conflict with the rights of any other Person, other than as listed on Schedule 3.22, or other than for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All material patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, and other similar rights owned or licensed by the Borrower or any Restricted Subsidiary, and all rights of the Borrower and each Restricted Subsidiary to the use of any patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other similar rights, are described in Schedule 3.22 (collectively, the “Intellectual Property Rights”). Except as set forth in Schedule 3.22, no material claim has been asserted and is pending by any Person with respect to the use by the Borrower or any Restricted Subsidiary of any intellectual property or challenging or questioning the validity, enforceability or effectiveness of any intellectual property necessary for the conduct of the business of the Borrower or any Restricted Subsidiary. Except as disclosed in Schedule 3.22 or except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each Restricted Subsidiary has the exclusive right to use the intellectual property which the Borrower (or each Restricted Subsidiary) owns, (ii) all applications and registrations for such intellectual property are current, and (iii) to the knowledge of the Borrower, the conduct of the Borrower’s and each Restricted Subsidiary’s business does not infringe the intellectual property rights of any other Person.

3.23 Residency of Borrower for Tax Purposes. The Borrower is a resident of Canada for tax purposes.

3.24 Distributions. From and after the Effective Date, no Distribution has been declared, paid, or made upon or in respect of Equity Securities in any Credit Party except as expressly permitted hereby.

3.25 Debt. None of the Credit Parties nor any of their Subsidiaries has any Indebtedness except (a) the Obligations, (b) the Indebtedness set forth in the most recent financial statements delivered to the Lender, or the notes thereto, (c) Tax obligations (including deferred Taxes), trade payables and other contractual obligations arising in the ordinary course of business as carried on by the Credit Parties and their Subsidiaries since the date of such financial statements, and (d) Indebtedness created in accordance with Section 6.1.

3.26 Workers’ Compensation. None of the Credit Parties has any unpaid workers’ compensation or like obligations except as are being incurred, and paid on a current basis in the ordinary course of business, and there are no proceedings, claims, actions, orders or investigations of any Governmental Authority relating to workers’ compensation outstanding, pending or, to their knowledge, threatened relating to them or any of their employees or former employees which could reasonably be expected to have a Material Adverse Effect.

3.27 Bank Accounts. Schedule 3.27 contains as of the Effective Date a complete and accurate list of all bank accounts maintained by the Credit Parties with any bank or other financial institution.

3.28 Real Property and Leases. Schedule 3.28 hereto is a correct and complete list, of all real property owned by each Credit Party, all leases and subleases of real property or movable or personal property by any Credit Party, as lessee or sublessee, and all leases and subleases of real property or movable or personal property by any Credit Party, as lessor or sublessor. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists which could reasonably be expected to have a Material Adverse Effect.

3.29 Further Real Property Matters.

(a) Except as advised in writing to the Lender, no investigation or proceeding of any Governmental Authority is pending in respect of real property owned by any of the Credit Parties. No part of any such real property has been condemned, taken or expropriated by any Governmental Authority, federal, state, provincial, municipal or any other competent authority.

(b) Except as advised in writing to the Lender, all present uses in respect of any real property of the Credit Parties may lawfully be continued and all permitted uses are satisfactory for the Credit Parties’ current and intended purposes; and

(c) No Inventory is located at any leased real property of the Credit Parties except as indicated in Schedule 3.28.

3.30 Jurisdictions of Credit Parties. Schedule 3.30 sets out the various jurisdictions in which the Borrower and each other Credit Party carries on business or has tangible assets having an aggregate value in excess of Cdn.$100,000.

ARTICLE 4
CONDITIONS

4.1 Effective Date. The right of the Borrower to request Borrowings hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.2):

(a) Credit Agreement. The Lender (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of each party hereto, or (ii) written evidence satisfactory to the Lender (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that each such party has signed a counterpart of this Agreement.

(b) Legal Opinions. The Lender shall have received a favourable written opinion of counsel to the Borrower covering such matters relating to the Borrower, the Credit Parties, this Agreement, the other Loan Documents, or the Transactions as the Lender shall reasonably request (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which counsel has relied). All opinions and certificates referred to in this Section 4.1(b) shall be addressed to the Lender and dated the Effective Date.

(c) Corporate Certificates. The Lender shall have received:

(i)
certified copies of the resolutions of the Board of Directors of the Borrower, and any other Credit Party which is a party to any Loan Document, dated as of the Effective Date, and approving, as appropriate, the Loans, this Agreement and the other Loan Documents, and all other documents, if any, to which the Borrower or such other Credit Party is a party and evidencing corporate authorization with respect to such documents; and

(ii)
a certificate of an officer of the Borrower, and any other Credit Party which is a party to any Loan Document, dated as of the Effective Date, and certifying (A) the name, title and true signature of each officer of such Person authorized to execute this Agreement and the other Loan Documents to which it is a party, (B) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this Agreement, including certifications required pursuant to Section 5.1 and Borrowing Requests, and (C) that attached thereto is a true and complete copy of the articles of incorporation and bylaws of the Borrower, and any other Credit Party which is a party to any Loan Document, as amended to date, and a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate.

(d) Fees. The Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all legal fees and other Out-of-Pocket Expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(e) Insurance. The Lender shall have received a certificate of insurance coverage, naming the Lender, as first loss payee dated not more than 30 days prior to the Effective Date, evidencing that the Borrower and its Restricted Subsidiaries are carrying insurance in accordance with Section 5.9 hereof.

(f) Inventory Control Systems; Appraisal; Field Audit; Opening Availability. The Lender shall have reviewed and be satisfied with the Collateral, the inventory control systems, the books and records and the reporting capability of the Credit Parties. In addition, the Lender shall have received the results of an updated field audit, and the Borrowing Base on the Effective Date shall be sufficient in value, as determined by Lender, to provide Borrower with a Borrowing Base, after giving effect to the extensions of credit to be made hereunder on the Effective Date, in an amount satisfactory to Lender in its sole discretion.

(g) Execution and Delivery of Documentation. The Borrower and any other Credit Party which is a party to any Loan Document shall have duly authorized, executed and delivered all documents, including Loan Documents, required hereunder, all in form and substance satisfactory to the Lender, acting reasonably, and all of the Security Documents shall have been registered in all offices in which, in the opinion of the Lender or its counsel, registration is necessary or of advantage to preserve the priority of the Liens intended to be created thereby, and duplicate copies of such Security Documents bearing or accompanied by appropriate endorsements or certificates of registration shall have been delivered to the Lender. The Lender shall have received and be satisfied with the results of all personal property, pending litigation, judgment, bankruptcy, execution and other searches conducted by the Lender and its counsel with respect to the Borrower and any other Credit Party in all jurisdictions selected by the Lender and its counsel.

(h) Security Documents. The Lender shall have received:

(i)	a guarantee executed by each Guarantor in favour of the Lender dated as of the Effective Date; and

(ii)
a general security agreement executed by each Credit Party in favour of the Lender dated as of the Effective Date, constituting a first-priority Lien on all property from time to time of each Credit Party, subject only to Permitted Liens;

provided that if any of the foregoing documents are not suitable for use in any jurisdiction, the applicable Credit Party shall provide to the Lender alternative documents with substantially equivalent substantive effect and which are suitable for use in such jurisdiction.

(i) Landlord Waivers; Bailee Letters. The Lender shall have received (i) executed copies of a landlord waiver, in form and substance satisfactory to the Lender, acting reasonably, from each landlord of Real Property where any Collateral of any of the Credit Parties is located and (ii) bailee letters, in form and substance reasonably satisfactory to the Lender, from each bailee who is in possession of any Collateral of any of the Credit Parties.

(j) Regulatory Approval; Consents; Waivers. The Lender shall be satisfied, acting reasonably, that all material Authorizations required in connection with the Transactions contemplated hereby have been obtained and are in full force and effect (including all approvals listed in Schedule 3.3), and that all consents and waivers required to consummate the Transactions have been obtained, to the extent that consummation of the Transactions would otherwise be restricted or prohibited under the terms of any Material Contract to which the Borrower or any other Credit Party is a party, or by which it is bound, in each case without the imposition of any burdensome provisions.

(k) Delivery of Financial Statements. The Lender shall have received and be satisfied with the financial statements described in Section 3.4(a) and unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries (pro forma as of the Effective Date).

(l) No Material Adverse Change. The Lender shall be satisfied that, since March 31, 2007, there has not been a Material Adverse Change.

(m) Indebtedness. The Transactions contemplated in this Agreement and the other Loan Documents shall not have caused any event or condition to occur which has resulted, or which will result, in any Material Indebtedness becoming due prior to its scheduled maturity or that permits (with or without the giving of notice, the lapse of time, or both) the holder or holders of any Material Indebtedness or any trustee or Lender on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or which will result in the creation of any Liens under any Indebtedness.

(n) Blocked Account/Cash Management Systems. The Lender shall have received evidence satisfactory to the Lender that, as of the Effective Date, blocked account and cash management systems complying with Section 2.14 have been established and are currently being maintained in the manner set forth in such Section 2.14, and the Lender shall have received copies of duly executed tri-party blocked account, lockbox and other control agreements satisfactory to the Lender, acting reasonably.

(o) Material Contracts. The Lender shall be satisfied with the terms and conditions of each of the Material Contracts.

(p) Cancellation of Existing Credit Lines. The Borrower shall have repaid all amounts outstanding under its existing credit lines with HSBC Bank Canada, and all such existing credit lines shall have been cancelled permanently.

(q) Capitalization Arrangement. The Lender shall be satisfied with the capital structure of the Borrower, that the Borrower is solvent, and that the Borrower has sufficient working capital to pay its debts as they become due.

(r) Background Checks. The Lender shall have received and be satisfied with the results of the background checks conducted on the key senior management and principals of the Credit Parties.

(s) Other Documentation. The Lender shall have received such other documents and instruments as are customary for transactions of this type or as they may reasonably request.

The right of the Borrower to request a borrowing hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.2) at or prior to 3:00 p.m., Toronto time, on July 15, 2007 (and, in the event such conditions are not so satisfied or waived by such time, the such right shall terminate at such time).

4.2 Each Credit Event. The right of the Borrower to request a Borrowing, (including on the occasions of the initial Borrowings hereunder), is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of each such Borrowing as if made on such date (except where such representation or warranty refers to a different date);

(b) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing;

(c) the Lender shall have received a Borrowing Request in the manner and within the time period required by Section 2.3;

(d) the Lender shall have received a Borrowing Base Report dated one day prior to the date of the requested Borrowing; and

(e) except as may be otherwise agreed to from time to time by the Lender and the Borrower in writing, after giving effect to the extension of credit requested to be made by the Borrower on such date, the aggregate Exposure will not exceed the lesser of (i) the Maximum Revolving Line of Credit, or (ii) an amount equal to the Borrowing Base.

Each Borrowing, shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the accuracy of the matters specified in paragraphs (a) and (b) above. This requirement does not apply on the conversion or rollover of an existing Borrowing provided that the aggregate outstanding Borrowings will not be increased as a consequence thereof.

ARTICLE 5
AFFIRMATIVE COVENANTS

From (and including) the Effective Date until the Credits have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower and each other Credit Party covenants and agrees with the Lender that:

5.1 Financial Statements and Other Information. The Borrower will furnish to the Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, its reviewed consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year all reported on by Segal LLP or other independent auditors of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available and in any event within  30 days after the end of each six month period, its unaudited consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of such month and the then elapsed portion of the Fiscal Year which includes such calendar month, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) concurrently with the financial statements required pursuant to Sections 5.1(a) and (b) above, a certificate of the Borrower substantially in the form of Exhibit E, signed by a Responsible Officer (i) stating that a review of such financial statements during the period covered thereby and of the activities of the Borrower and the Subsidiaries has been made under such Responsible Officer’s supervision with a view to determining whether the Borrower and the Subsidiaries have fulfilled all of their obligations under this Agreement and the other Loan Documents, (ii) stating that the Borrower and the Subsidiaries have fulfilled their obligations under this Agreement and the other Loan Documents and that all representations made in this Agreement continue to be true and correct as if made on the date of such certification (or specifying the nature of any change), except where such representation or warranty refers to a different date, or, if there shall be a Default or Event of Default, specifying the nature and status thereof and the Borrower’s proposed response thereto, and (iii) containing or accompanied by such financial or other details, information and material as the Lender may reasonably request to evidence such compliance;

(d) promptly upon the request of the Lender, and in any event no less frequently than the 15th Business Day of each calendar month (together with a copy of all or any part of the following reports (requested by the Lender in writing after the Effective Date), a Borrowing Base Report as of the last day of the immediately preceding calendar month accompanied by such supporting detail and documentation as shall be requested by the Lender it is reasonable discretion including but not limited to:

(i)
an accounts receivable aging (including both summary and detail format) showing Accounts outstanding aged from invoice date as follows: 1 to 30 days past due, 31 to 60 days past due, 61 to 90 days past due, and 91 days or more past due, accompanied by such supporting detail and documentation as shall be requested by the Lender in its reasonable discretion, including the ledger for disputed/legal accounts;

(ii)	a copy of the internally generated month end cash receipts and collections journal;

(iii)
a detailed, monthly, Inventory listing of the Borrower and each Restricted Subsidiary by location, type and product group with a supporting perpetual Inventory report, in each case, accompanied by such supporting detail and documentation as shall be requested by the Lender in its reasonable discretion; such summaries and reports shall include the dollar value thereof both at cost, determined on a first in, first out basis, and at fair market value; and

(iv)	detailed monthly accounts payable aging.

(e) such other reports designating, identifying and describing the Accounts and Inventory as required by the Lender and on a more frequent basis as the Lender may reasonably request in its reasonable credit discretion.

(f) the results of each physical verification, if any, that the Borrower may have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory, within 10 Business Days of completion of any such physical verification (and, if a Default or an Event of Default has occurred and be continuing, the Borrower shall, upon the request of the Lender, conduct, and deliver the results of, such physical verifications as the Lender may require);

(g) promptly after the Borrower learns of the receipt or occurrence of any of the following, a certificate of the Borrower, signed by a Responsible Officer, specifying (i) any official notice of any violation, possible violation, non-compliance or possible non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the properties of the Borrower or any of the Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (ii) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default, (iii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of Indebtedness of the Borrower or any of the Subsidiaries in an amount in excess of Cdn.$100,000 with respect to an actual or alleged default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Borrower or the relevant Subsidiary is taking or proposes to take with respect thereto, (iv) any default or non-compliance of any party to any of the Loan Documents with any of the terms and conditions thereof or any notice of termination or other proceedings or actions which could reasonably be expected to adversely affect any of the Loan Documents, (v) the creation, dissolution, merger or acquisition of any Restricted Subsidiary, (vi) any event or condition not previously disclosed to the Lender, which violates any Environmental Law and which could potentially, in the Borrower’s reasonable judgment, have a Material Adverse Effect, (vii) any material amendment to, termination of, or material default under a Material Contract or any execution of, or material amendment to, termination of, or material default under, any material collective bargaining agreement, and (viii) any other event, development or condition which may reasonably be expected to have a Material Adverse Effect;

(h) promptly after the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration before any court or arbitrator or any Governmental Authority or official against the Borrower or any Restricted Subsidiary or any material property of any thereof which could reasonably be expected to have a Material Adverse Effect;

(i) promptly after the filing thereof with any Governmental Authority (if requested by the Lender), copies of each annual and other report (including applicable schedules) with respect to each Pension Plan of the Borrower or any Restricted Subsidiary or any trust created thereunder;

(j) at the cost of the Borrower, a report or reports of an independent collateral field examiner (which collateral field examiner may be the Lender or an Affiliate thereof) approved (i) by the Borrower, whose approval shall not be unreasonably withheld, and (ii) by the Lender with respect to the Eligible Accounts and Eligible Inventory components included in the Borrowing Base. The Lender may request such reports or additional reports as it shall reasonably deem necessary. Fees for such examinations shall be limited to US$25,000,00 in any year on a combined basis for the Credit Parties and the Guarantors;

(k) upon request by the Lender, a summary of the insurance coverages of the Borrower and the other Credit Parties, in form and substance reasonably satisfactory to the Lender, and upon renewal of any insurance policy, a copy of an insurance certificate summarizing the terms of such policy, and upon request by the Lender, copies of the applicable policies;

(l) on or before the earlier of the 10th day after approval by the Board of Directors of the Borrower and the 30th day before each Fiscal Year end, an annual budget of the Borrower and each Restricted Subsidiary (consolidating on the basis of principal lines of business of the Borrower and its Subsidiaries ), approved by the Board of Directors of the Borrower, setting forth in reasonable detail and on a monthly basis the projected revenues and expenses of the Borrower for the following Fiscal Year, it being recognized by the Lender that projections as to future results are not to be viewed as fact and that the actual results for the period or periods covered by such projections may differ from the projected results; and

(m) concurrently with any delivery of financial statements under Section 5.1 (a) or (b) above, a certificate of a Responsible Officer of the Borrower (i) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.1(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (ii) identifying all its Subsidiaries existing on the date of such certificate and indicating, for each such Subsidiary, whether such Subsidiary is a Restricted Subsidiary and whether such Subsidiary was formed or acquired since the end of the previous calendar month, (iii) identifying any parcels of real property or improvements thereto that have been acquired by any Credit Party since the end of the previous calendar month, and (iv) identifying any Permitted Acquisitions that have been completed since the end of the previous calendar month, including the date on which each such Permitted Acquisition was completed and the consideration therefor.

5.2 Existence; Conduct of Business.  The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (subject only to Section 6.3), and obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises material to the conduct of its business.

5.3 Payment of Obligations.  The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.4 Maintenance of Properties.  The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.5 Books and Records; Inspection Rights.  The Borrower will, and will cause Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

5.6 Compliance with Applicable Laws and Material Contracts. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Applicable Laws and orders of any Governmental Authority applicable to it or its property and with all of its material contractual obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall not modify, amend or alter its certificate or articles of incorporation other than in a manner which does not adversely affect the rights of the Lender.

5.7 Use of Proceeds. The proceeds of the Revolving Loans will be used for working capital and other general corporate purposes of the Borrower. The proceeds of the Term Loan will be used to repay existing Indebtedness of the Borrower owing to 2113824 Ontario Inc. in the amount of US$1,912,533 and owing to Universal Security Instruments, Inc. in the amount of US$1,087,467.

5.8 Further Assurances. The Borrower will and will cause each other Credit Party to cure promptly any defects in the execution and delivery of the Loan Documents, including this Agreement. Upon request, the Borrower will, at its expense, as promptly as practical, execute and deliver to the Lender, all such other and further documents, agreements and instruments (and cause each other Credit Party to take such action) in compliance with or performance of the covenants and agreements of the Borrower or any other Credit Party in any of the Loan Documents, including this Agreement, or to further evidence and more fully describe the Collateral, or to correct any omissions in any of the Loan Documents, or more fully to state the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith, in the judgment of the Lender, acting reasonably.

5.9 Insurance.  The Borrower shall, and shall cause each other Credit Party to, maintain insurance on its property and assets under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Lender. All such policies are subject to the rights of any holders of Permitted Liens holding claims senior to the Lender, to be made payable to the Lender, to the extent required herein, in case of loss, under a standard non contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as the Lender may require to fully protect the Lender’s interest in the property and assets subject to the Liens in favour of the Lender and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Lender, premium prepaid, with the loss payable endorsement in the Lender’s favour, and shall provide for not less than thirty (30) days prior written notice to the Lender of the exercise of any right of cancellation. Upon the occurrence and continuance of an Event of Default which is not waived in writing by the Lender, the Lender shall, subject to the rights of any holders of Permitted Liens holding claims senior to the Lender, have the sole right, in the name of the Lender, the Borrower or any other applicable Credit Party, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. If any part of the Collateral is lost or damaged by fire or other casualty and the insurance proceeds for such loss or damage is less than or equal to $100,000, such insurance proceeds shall be paid to the applicable Credit Party. Notwithstanding the foregoing, to the extent such insurance proceeds are received by the Lender, the Lender shall promptly, and in any event within one (1) Business Day of receipt, remit such insurance proceeds to the applicable Credit Party. If any part of the Collateral is lost or damaged by fire or other casualty and the insurance proceeds for such loss or damage is greater than $100,000, such insurance proceeds shall be paid to the Borrower, the Borrower may irrevocably elect (by delivering written notice to the Lender) to replace, repair or restore such Collateral to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If such election is not made by the Borrower, insurance proceeds shall be used by the Borrower to repay outstanding Revolving Loans. Notwithstanding the foregoing, to the extent that such insurance proceeds are received by the Lender, the Lender shall promptly, and in any event within one (1) Business Day of receipt, remit such insurance proceeds to the Borrower to be applied in accordance with this Section 5.9. If the Borrower does not, or cannot, elect to use the insurance proceeds as set forth above, or if the Lender believes that the applicable Credit Party will not be able to timely replace, repair or restore such Collateral to substantially the equivalent condition prior to such fire or other casualty, the Lender may, subject to the rights of any holders of Permitted Liens holding claims senior to the Lender in respect of such insurance proceeds, (i) if no Event of Default has occurred and is continuing, apply the insurance proceeds to the payment of any Revolving Loans until paid in full and (b) if an Event of Default has occurred and is continuing, apply the insurance proceeds to the Obligations in such manner and in such order as the Lender may reasonably elect. Upon the occurrence and during the continuance of an Event of Default, all insurance proceeds in respect of any Collateral shall be paid to the Lender. The Lender may apply such insurance proceeds to the Obligations in such manner as it may deem advisable in its sole discretion. In the event the Borrower fails to provide the Lender with timely evidence, acceptable to the Lender, of the maintenance of insurance coverage required pursuant to this Section 5.9, or in the event that any Credit Party fails to maintain such insurance, the Lender may purchase or otherwise arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Lender’s part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. The insurance acquired by the Lender may, but need not, protect the Borrower’s or any other Credit Party’s interest in the Collateral, and therefore such insurance may not pay claims which the Borrower may have with respect to the Collateral or pay any claim which may be made against the Borrower in connection with the Collateral. In the event the Lender purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Borrower shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable interest rate for Revolving Loans set forth in Section 2.5), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. The Lender may charge all of such premiums, fees, costs, interest and other charges to the Borrower’s Operating Account. The Borrower hereby acknowledges that the costs of the premiums of any insurance acquired by the Lender may exceed the costs of insurance which the Borrower may be able to purchase on its own. In the event that the Lender purchases such insurance, the Lender will promptly, and in any event within fifteen (15) days, notify the Borrower of said purchase.

5.10 Operation and Maintenance of Property.  The Borrower will, and will cause each other Credit Party to, manage and operate its business or cause its business to be managed and operated (i) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all applicable licenses, leases, contracts and agreements, and (ii) in compliance with all Applicable Laws of the jurisdiction in which such businesses are carried on, and all Applicable Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses, except where a failure to so manage and operate would not have a Material Adverse Effect.

ARTICLE 6
NEGATIVE COVENANTS

From (and including) the Effective Date until the Credits have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower and each Credit Party covenants and agrees with the Lender that:

6.1 Indebtedness. No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) any Indebtedness created hereunder;

(b) any Indebtedness existing on the date hereof and set forth in Schedule 6.1 (including, any extensions or renewals of any such Indebtedness but excluding any replacements of any such Indebtedness);

(c) any Indebtedness of one Credit Party to another Credit Party;

(d) any Guarantee by a Credit Party of Indebtedness of any other Credit Party;

(e) any Indebtedness of the Credit Parties incurred under Purchase Money Liens or to Capital Lease Obligations in an aggregate amount not exceeding Cdn.$250,000 for all Credit Parties;

(f) any Indebtedness of any Person that becomes a Credit Party after the date hereof, provided that (i) such Indebtedness exists at the time such Person becomes a Credit Party and is not created in contemplation of or in connection with such Person becoming a Credit Party, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed Cdn.$250,000 at any time outstanding; and

(g) any Indebtedness in respect of trade letters of credit.

6.2 Liens. No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by the Credit Party or any Restricted Subsidiary, or assign or sell any income or revenues (including Receivables) or rights in respect of any thereof, except Permitted Liens.

6.3 Fundamental Changes.

(a) No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or any of the Equity Securities of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Restricted Subsidiary may amalgamate with the Borrower, (ii) any Restricted Subsidiary may amalgamate with any other Restricted Subsidiary, (iii) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Restricted Subsidiary, and (iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the Lender determines that such liquidation or dissolution is not disadvantageous to the Lender; provided that any amalgamation pursuant to Sections 6.3(a)(i) or (ii) shall not be permitted unless permitted by Section 6.4 and unless the amalgamated corporation confirms to the Lender in writing that the amalgamated corporation is liable, by operation of law or otherwise, for the obligations of the Borrower under this Agreement.

(b) No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, engage to any material extent in any material business other than businesses of the type conducted by the Credit Party on the date of execution of this Agreement and businesses reasonably related thereto.

6.4 Investments, Loans, Advances, Guarantees and Acquisitions. No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any amalgamation with any Person that was not a wholly-owned Restricted Subsidiary prior to such amalgamation) any Equity Securities, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person or otherwise make an Acquisition, except:

(a) investments by a Credit Party in the Equity Securities of any other Credit Party;

(b) loans or advances made by one Credit Party to any other Credit Party;

(c) Guarantees constituting Indebtedness permitted by Section 6.1; and

(d) Permitted Investments.

6.5 Restricted Payments. No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Securities payable solely in additional Equity Securities, (b) any Restricted Subsidiary may declare and pay dividends to the Borrower or any wholly-owned Restricted Subsidiary and any wholly-owned Restricted Subsidiary may redeem or repurchase its own Equity Securities, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans, profit sharing plans and/or other benefit plans for management or employees of the Borrower and its Subsidiaries , provided that the aggregate amount of cash payments made by the Borrower and the Subsidiaries in any Fiscal Year pursuant to all such stock option plans, profit sharing plans and other compensation benefit plans shall not exceed Cdn.$100,000.

6.6 Transactions with Affiliates. No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favourable to the Credit Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Credit Parties not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.5. The foregoing restrictions shall not apply to: (i) the payment of reasonable and customary fees to directors of the Credit Party, (ii) any other transaction with any employee, officer or director of a Credit Party pursuant to employee profit sharing and/or benefit plans and compensation and non-competition arrangements in amounts customary for corporations similarly situated to the Credit Party and entered into in the ordinary course of business and approved by the board of directors of the Credit Party, or (iii) any reimbursement of reasonable out-of-pocket costs incurred by an Affiliate of the Credit Party on behalf of or for the account of the Credit Party.

6.7 Repayment of Debt. No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, repay, prepay, redeem, repurchase, defease or otherwise make any payment on account of any Indebtedness for borrowed money except for (a) payment on account of Indebtedness owing to the Lender or the Lenders under this Agreement, (b) any payment consented to in writing by the Required Lenders, and (c) payment on account of Indebtedness for borrowed money permitted by Section 6.1.

6.8 Restrictive Agreements. No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any Equity Securities or with respect to, or measured by, its profits or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to provide a Guarantee of any Indebtedness of the Borrower or any Restricted Subsidiary, (c) the ability of the Borrower or any Restricted Subsidiary to make any loan or advance to the Borrower or any of the Subsidiaries , or (d) the ability of the Borrower or any Restricted Subsidiary to sell, lease or transfer any of its property to the Borrower or any of the Subsidiaries; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and condition existing on the date hereof identified on Schedule 6.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of an Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other ordinary course contracts restricting the assignment thereof.

6.9 Capital Lease Obligations. No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, create, incur, assume or suffer to exist, any Capital Lease Obligations, whether directly or as a guarantor, if, after giving effect thereto, the aggregate amount of all payments required to be made by the Credit Parties on a consolidated basis pursuant to such Capital Lease Obligations would exceed Cdn.$250,000 in any Fiscal Year.

6.10 Sales and Leasebacks. No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby the Credit Party or any such Restricted Subsidiary shall sell or transfer any property, whether now owned or hereafter acquired, and whereby the Credit Party or any such Restricted Subsidiary shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Credit Party or any such Restricted Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred.

6.11 Pension Plan Compliance. No Credit Party will (a) terminate, or permit any Restricted Subsidiary to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any Material Adverse Effect, (b) fail to make, or permit any Restricted Subsidiary to fail to make, full payment when due of all amounts which, under the provisions of any Pension Plan, agreement relating thereto or Applicable Law, the Credit Party or any Restricted Subsidiary is required to pay as contributions thereto, except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect, (c) permit to exist, or allow any Restricted Subsidiary to permit to exist, a going-concern or solvency deficiency, with respect to any Pension Plan in an amount which could reasonably be expected to cause a Material Adverse Effect.

6.12 Sale or Discount of Receivables. No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, discount or sell (with or without recourse) any of its or the Restricted Subsidiaries’ Accounts.

6.13 Unconditional Purchase Obligations. No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, enter into or be a party to, any material contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery of such materials, supplies or other property or services is ever made, provided that this Section 6.13 shall not restrict the ability of any Credit Party or any Restricted Subsidiary to enter into any such contract in the ordinary course of its business to the extent that the materials, supplies or other property or services which are the subject matter of such contract are reasonably expected to be used by the applicable Credit Party in the ordinary course of its business.

6.14 No Amendments to Material Contracts. No Credit Party will, and no Credit Party will permit any Restricted Subsidiary to, amend, modify or terminate (or waive any provision of or provide any consent under), any Material Contract in a manner which may reasonably be expected to have a Material Adverse Effect.

6.15 Environmental Laws. Each of the Credit Parties shall conduct its business in compliance in all material respects with all Environmental Laws applicable to it or them, including, without limitation, those relating to the Credit Parties’ generation, handling, use, storage and disposal of Hazardous Materials. The Credit Parties shall take prompt and appropriate action to respond to any non-compliance or alleged non-compliance with Environmental Laws, and shall regularly report to the Lender on any response which relates to any non-compliance or alleged non-compliance which could reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, whenever any Credit Party gives notice to the Lender pursuant to 5.1(l)(vi) and the Lender so requests, the Credit Parties shall, at the applicable Credit Party’s expense:

(i)
Cause an independent environmental engineer acceptable to the Lender in its reasonable discretion to conduct such tests of the site where the non-compliance or alleged non-compliance with Environmental Laws has occurred, and prepare and deliver to the Lender a report setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and

(ii)
Provide to the Lender a supplemental report of such engineer whenever the scope of the environmental problems, or the Credit Party’s, and any other Person’s response thereto or the estimated costs thereof, shall change. Such reports shall also be addressed to the Lender and the Lenders and shall, as requested by the Lender, set out the results of such engineers’ review of, inter alia:

A.	progress of compliance satisfaction, capital expenditures required to effect remedial steps and compliance deficiencies;

B.	all other environmental audit reports which the Credit Parties or any predecessor has commissioned in the normal conduct of its business; and

C.
all environmental reports which have been commissioned by or made available to a Credit Party in connection with new acquisitions, and the engineers’ report and recommendations on results of tests performed or samples taken by it during the course of its review, irregularities or steps which may be taken to ensure continued compliance, as well as such other matters as the Borrower and/or the Lender may reasonably request from time to time.

ARTICLE 7
EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) above) payable under this Agreement, when and as the same shall become due and payable;

(c) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed to be made and, if the circumstances giving rise to the incorrect representation or warranty are capable of modification or rectification (such that, thereafter the representation or warranty would be correct), the representation or warranty remains uncorrected for a period of 10 days;

(d) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(g)(ii) (notices of Defaults or Events of Default), 5.2 (with respect to the Credit Party’s existence), 5.7, or in Article 6 (or in any comparable provision of any other Loan Document);

(e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) above) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Borrower;

(f) any Credit Party or Guarantor shall fail to make any payment whether of principal or interest, and regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or Lender on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.1(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as the proceeds of such sale or transfer are sufficient to, and are applied to, reduce such secured Indebtedness to nil;

(h) any Credit Party or Guarantor:

(i)
becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)
commits an act of bankruptcy under the BIA, or makes an assignment of its property for the general benefit of its creditors under the BIA, or makes a proposal (or files a notice of its intention to do so) under the BIA;

(iii)
institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Applicable Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)
applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)
threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(h) or in Section 7.1(i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof,

(i) any petition is filed, application made or other proceeding instituted against or in respect of any Credit Party or Guarantor:

(i)	seeking to adjudicate it an insolvent;

(ii)	seeking a receiving order against it under the BIA;

(iii)
seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Applicable Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) or the United States Bankruptcy Code and any applicable corporations legislation) or at common law or in equity; or

(iv)
seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 30 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Credit Party thereunder in the interim, such grace period will cease to apply, and provided further that if the Credit Party files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;
(j) any other event occurs which, under the Applicable Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(h) or (i);

(k) one or more judgments for the payment of money in a cumulative amount in excess of Cdn.$50,000 (or its then equivalent in any other currency) in the aggregate is rendered against the Borrower, any other Credit Party or any combination thereof and the Borrower or the other Credit Party has not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(l) any property of any Credit Party having a fair market value in excess of Cdn.$50,000 (or its then equivalent in any other currency) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any Lien thereon securing Indebtedness in excess of Cdn.$50,000 (or its then equivalent in any other currency) is enforced, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of the Borrower, any other Credit Party or the property of any of them, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than 45 days or such longer period during which entitlement to the use of such property continues with the Credit Party (as the case may be), and the Credit Party (as the case may be) is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of the Credit Party (as the case may be), or is sold, in the interim, such grace period will cease to apply;

(m) one or more final judgments, not involving the payment of money and not otherwise specified in this Section 7.1(m), has been rendered against any Credit Party, the result of which could reasonably be expected to result in a Material Adverse Effect, so long as the Credit Party (as the case may be) has not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(n) this Agreement, any other Loan Document or any material obligation or other provision hereof or thereof at any time for any reason terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of any Credit Party, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party, or any Credit Party denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced to enjoin or restrain the performance or observance by any Credit Party of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for any Credit Party to perform any of its material obligations hereunder or thereunder;

(o) any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien in Collateral with a fair market value or book value (whichever is greater) in excess, individually or in the aggregate, of $1,000,000;

(p) a Material Adverse Change shall occur;

(q) a Change in Control shall occur;

(r) if any Credit Party or any of its Subsidiaries violates any Environmental Law which results in an Action Request, Violation Notice or other notice or control order or cancellation of any license or certificate or approval, that could reasonably be expected to have a Material Adverse Effect;

(s) any event or condition shall occur or exist with respect to a Pension Plan that could reasonably be expected to subject any Credit Party to any tax, penalty or other liabilities under the Pension Benefits Act (Ontario) or any other Applicable Laws which could reasonably be expected to give rise to a Material Adverse Effect;

then, and in every such event, and at any time thereafter during the continuance of such event or any other such event, the Lender may by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Credits, and thereupon the Credits shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set forth earlier in this paragraph, all of which are hereby waived by the Borrower, (iii) apply any amounts outstanding to the credit of the Borrower to repayment of all amounts outstanding under this Agreement, and (iv) declare any or all of the Security Documents to be immediately enforceable.

ARTICLE 8
MISCELLANEOUS

8.1 Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:

(i)            if to the Borrower or any other Credit Party:

209 Brunel Road
Mississauga, Ontario
L4Z 1X3

Attention: Steven G. Kempf, President
Fax: 905- 501-9904

(ii)           with a copy to:

Universal Security Instruments, Inc.
7A Gwynns Mill Crt.
Owings Mill
Maryland, MD
21117
Attention: James B. Huff, Chief Financial Officer
Fax: 410-363-2218

(ii)           if to the Lender:

CIT FINANCIAL LTD.
207 Queen’s Quay West,
Toronto, Ontario M5J 1A7
Attention: Legal Department
Facsimile:  (416) 507-5223

(b) The Lender or the Borrower may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

8.2 Waivers; Amendments.

(a) No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 8.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender (and for greater certainty, any such waiver, amendment or modification shall not require any consent or other agreement of any Credit Party other than the Borrower, notwithstanding that any such Credit Party may be a party to this Agreement or any other Loan Document).

8.3 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable Out-of-Pocket Expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender and all applicable Taxes, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents, (ii) all reasonable Out-of-Pocket Expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Loan Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all Out-of-Pocket Expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender and all applicable Taxes, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such Out-of-Pocket Expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Lender, as well as each Related Party and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind and all Out-of-Pocket Expenses and all applicable Taxes to which any Indemnitee may become subject arising out of or in connection with (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (v) any other aspect of this Agreement and the other Loan Documents, or (vi) the enforcement of any Indemnitee’s rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries, in each case regardless of whether or not the Acquisition is consummated; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or wilful misconduct of or material breach of this Agreement by such Indemnitee.

(c) The Borrower shall not assert, and hereby waives (to the fullest extent permitted by applicable Law), any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document, or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d) Any inspection of any property of the Borrower or any of its Subsidiaries made by or through the Lender is for purposes of administration of the Credits only, and neither the Borrower nor any of its Subsidiaries is entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower).

(e) By accepting or approving anything required to be observed, performed, fulfilled or given to the Lender pursuant to the Loan Documents, the Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Lender.

(f) The relationship between the Borrower and the Lender is, and shall at all times remain, solely that of borrowers and lender. The Lender shall not under any circumstance be construed to be partners or joint venturers of the Borrower or its Affiliates. The Lender shall not under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or its Affiliates, or to owe any fiduciary duty to the Borrower or its Affiliates. The Lender does not undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their property or the operations of the Borrower or its Affiliates. The Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Lender in connection with such matters is solely for the protection of the Lender, and neither the Borrower nor any other Person is entitled to rely thereon.

(g) The Lender shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of the Borrower or any Subsidiary and/or their Affiliates and the Borrower hereby indemnifies and holds the Lender harmless from any such loss, damage, liability or claim.

(h) This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower and the Lender in connection with the Loans, and is made for the sole benefit of the Borrower and the Lender, and the Lender’s successors and assigns. Except as provided in Sections 8.3(b) and 8.4, no other Person shall have any rights of any nature hereunder or by reason hereof.

(i) All amounts due under this Section 8.3 shall be payable not later than three Business Days after written demand therefor.

8.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Lender may assign to one or more Eligible Assignees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignee) all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Credits and the Loans at the time owing to it); provided that (i) Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); and provided further that (ii) the Borrower’s consent shall not be required with respect to any assignment made at any time after the occurrence and during the continuance of an Event of Default, (iii) each partial assignment in respect of a Credit and the related Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Credit and the related Loans, (iv) the parties to each assignment shall execute and deliver to the Lender an Assignment and Assumption, together with (except in the case of an assignment to a Lender or a Lender Affiliate) a processing and recordation fee of Cdn.$3,500, payable by the assigning Lender, and (v) in the case of an assignment to a Foreign Lender prior to the occurrence of an Event of Default, such Foreign Lender shall not be entitled to require any payment under Section 2.11(a)(b) or (c) as a result of any withholding tax exigible in respect of any payment by the Borrower to such Foreign Lender hereunder. From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have all of the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, and 2.11 and 8.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations.

(c) The Lender may, without notice to the Borrower or the consent of the Borrower, sell participations to one or more Persons (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.2(b) that affects such Participant. Subject to Section 8.4(d), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.4(b). To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 8.8 as though it were a Lender.

(d) A Participant shall not be entitled to receive any greater payment under Section 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.11.

8.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Credits have not expired or terminated. Sections 2.10, 2.11 and 8.3 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Credits or the termination of this Agreement or any provision hereof.

8.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original counterpart of a signature page of this Agreement by facsimile or other electronically scanned method of delivery shall be as effective as delivery of a manually executed original counterpart of this Agreement.

8.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

8.8 Right of Set-Off. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the obligations of the Borrower now or hereafter existing under this Agreement held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set off) which such Lender may have.

8.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the Laws of the Province of Ontario.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of Ontario, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or any other Loan Document or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in Ontario. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement shall affect any right that the Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any other jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 8.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, LENDER OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.12 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of its, and each of its Affiliates’, directors, officers, employees, Lenders and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any rating agency, regulatory authority or other Governmental Authority, or their legal counsel, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant (or such assignee’s or Participant’s advisors) in any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) any financial institution, credit reporting agency or credit bureau, or (h) with the consent of the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any Credit Party relating to the Borrower, any of the Credit Parties, or their respective business, other than Information that is (i) is or becomes publicly available other than as a result of a breach of this Section, (ii) any such information that is or becomes available to the Lender on a non-confidential basis prior to disclosure by the Borrower, or (iii) was already in the possession of the Lender, prior to its disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified as confidential in writing at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

8.13 Press Releases and Related Materials.  Each Credit Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Lender or referring to this Agreement, or the other Loan Documents without at least two (2) Business Days’ prior notice to the Lender unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with the Lender before issuing such press release or other public disclosure. Each Credit Party consents to the publication by the Lender of advertising material relating to the financing transactions contemplated by this Agreement using its name, product photographs, logo or trademark. The Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

8.14 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

8.15 Paramountcy. In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Loan Document, the provisions of this Agreement shall prevail.

8.16 Withholding Tax.

(a) The Lender represents and warrants to the Borrower that it is a Canadian Resident Lender at all times and that no payments made to it by the Borrower are subject to any deduction or reduction on account of withholding or other taxes; and

(b) Notwithstanding paragraph (a) of this Section, subject to Article 8, the Lender may assign or transfer its Loan to a Foreign Lender, provided that the provisions of Section 2.11 shall not apply to Indemnified Taxes which arise solely as a result of the fact such assignee or transferee is not a Canadian Resident Lender.

[Remainder of this page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTERNATIONAL CONDUITS LTD.

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF  JUNE 22, 2007 BETWEEN CIT FINANCIAL LTD. AND INTERNATIONAL CONDUITS LTD.

UNIVERSAL SECURITY INSTRUMENTS, INC.

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF  JUNE 22, 2007 BETWEEN CIT FINANCIAL LTD. AND INTERNATIONAL CONDUITS LTD.

USI ELECTRIC, INC.

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF  JUNE 22, 2007 BETWEEN CIT FINANCIAL LTD. AND INTERNATIONAL CONDUITS LTD.

CIT FINANCIAL LTD., as Lender

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF  JUNE 22, 2007 BETWEEN CIT FINANCIAL LTD. AND INTERNATIONAL CONDUITS LTD.

SCHEDULE A
DISCLOSURE MATTERS

Nil.

SCHEDULE B
MATERIAL CONTRACTS

Nil.

SCHEDULE 3.3
APPROVALS

None.

SCHEDULE 3.5
LITIGATION

None.

SCHEDULE 3.7
OWNERSHIP OF BORROWER

SHAREHOLDER:	NUMBER OF SHARES:
2113824 Ontario Inc. Steven G. Kempf	22 Common Shares 11 Common Shares

SCHEDULE 3.9
LIENS ON REAL PROPERTY

Nil

SCHEDULE 3.10
LIENS ON PERSONAL PROPERTY

SCHEDULE 3.11
PENSION PLANS

Not applicable. Pension Plans are government sponsored.

SCHEDULE 3.13
DEFAULTS

None.

SCHEDULE 3.15
SUBSIDIARIES

None.

SCHEDULE 3.20
EMPLOYEE MATTERS

Employment Contract - Steven G. Kempf

SCHEDULE 3.22
INTELLECTUAL PROPERTY MATTERS

None.

SCHEDULE 3.28
REAL PROPERTY AND LEASES

Operating lease for premises located at 209 Brunel Road, Mississauga, Ontario between the Borrower and Philip Sherwood Developments Limited for 40,080 sq. ft., expiring January 31, 2010.

Substantially all of the Inventory is located at 209 Brunel Road, however small amounts of Inventory may, from time to tome, be located with sales representatives throughout Canada and possibly the U.S.

SCHEDULE 3.30
JURISDICTIONS

Ontario *

*At this time all assets are located in Ontario. Small amounts of Inventory may, from time to time, be located with sales representatives throughout Canada and possibly the U.S.

SCHEDULE 6.1
EXISTING INDEBTEDNESS

Indebtedness owing the Borrower to 2113824 Ontario Inc. in the amount of U.S.$1,912,533.

Indebtedness owing by the Borrower to Universal Security Instruments, Inc. in the amount of U.S.$1,087,467.

Indebtedness owing by each of Jill O’Neil, Michael O’Neil and Stephen Kleynhans. See attached amortization schedules.

See Schedule 3.10.

SCHEDULE 6.8
RESTRICTIVE AGREEMENTS

Nil

EXHIBIT A
FORM OF
BORROWING BASE REPORT

[Please see attached CIT form of report]

EXHIBIT B
Form of Notice of Borrowing

(Letter to be typed on Borrower's Letterhead)

 [•], 200__

CIT FINANCIAL LTD.
207 Queens Quay West,
Toronto, Ontario, M5J 1A7

Attention:     Collateral Analyst
FAX:     (416) 507-5223

BORROWING NOTICE
Gentlemen:

We refer to the credit agreement dated as of [•], 200__ (as amended, restated, supplemented, replaced or otherwise modified from time to time the “Credit Agreement”; capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Credit Agreement), between International Conduits Ltd., as borrower (the “Borrower”) and CIT Financial Ltd. (the “Lender”).

We hereby instruct and authorize the Lender to make advances to our disbursement account(s), subject to and in accordance with the terms and provisions of the Credit Agreement to the account numbers specified below and to charge the Borrower’s loan account as Revolving Loans with each such advance(s).

The Borrower hereby requests an advance (the “Advance”) be made under the Revolving Credit Facility as follows:

A.	the Borrowing Amount :

Prime Rate Loan (Cdn$): _______________

B. the Drawdown Date:

Notice requirements as stated in the Credit Agreement are:

-	10:00 AM (Toronto time) on the requested Drawdown Date for Prime Rate Loans

Proceeds of the Advance are to be directed as follows:

Bank Name:               _______________
Account Name:        _______________
Branch #:                   _______________
Account Number:     CAD#

The Borrower hereby acknowledges that the Lender will make payments strictly on the basis of the account number furnished herein even if such account number identifies a party other than the name of the account listed above. In the event the above account number is incorrect, we hereby agree to be fully liable for any and all losses, costs, and expenses arising therefrom.

The Borrower hereby confirms as follows:

(a)
Each of the representations and warranties made by the Borrower in or pursuant to the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof as if made on and as of such date, except as the Borrower and the Lender have otherwise agreed herein or in a separate writing.

(b)	No Default or Event of Default has occurred and is continuing on the date hereof or will occur after the making of the Advance(s) requested hereunder.

(c)
Except as may have been otherwise agreed to from time to time by the Lender and the Borrower in writing, after making the Advance(s) requested to be made by the Borrower hereunder, the aggregate outstanding balance of the Revolving Loans will not exceed the lesser of (i) the Maximum Revolving Credit Line, and (ii) the Borrowing Base.

DATED this ___ day of _______, 200_

Yours truly,

INTERNATIONAL CONDUITS LTD.

By:
Name:
Title:

EXHIBIT C
FORM OF
LANDLORD WAIVER

The undersigned is the owner of the premises known as _____________________________________________________________________________ (the “Premises”), which Premises are leased by the undersigned to [NAME OF CREDIT PARTY], a [JURISDICTION] corporation, or one of its affiliates (collectively, the “Obligors”) pursuant to a lease agreement dated as of _________________________________ (as it may be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Lease”). The undersigned understands that the Obligors will enter (or have entered) into a credit facility with CIT Financial Ltd., in its capacity as Lender (the “Lender”) for certain lenders (the “Lenders”), pursuant to which (a) the Lenders may make loans to certain of the Obligors from time to time, and (b) the Obligors will grant (or have granted) to the Lender, a security interest on all of the Obligors' present and after-acquired accounts receivable, Inventory, general intangibles (including, without limitation, trademarks and intellectual property rights), capital assets, documents of title, collateral proceeds accounts and capital stock (collectively, the “Collateral”).

1. The undersigned hereby waives and relinquishes in favour of the Lender any landlord's lien, all rights of levy or distraint, security interest or other interest that the undersigned may now or hereafter have, whether by statute, contract (including the Lease) or by common law, in any of the Collateral (the “Landlord's Liens”), whether for rent or otherwise, and agrees that the Lender's security interests and liens in the Collateral, now existing or hereafter arising, shall have priority over and rank senior to any and all of the Landlord’s Liens. The undersigned disclaims any interest in the Collateral and agrees not to assert any claim to the Collateral while the Obligors are indebted to the Lenders.

2. In order to exercise any rights as a secured party holding a security interest in the Collateral, the Lender is expressly authorized and privileged at any time to enter the Premises and inspect, remove or repossess the Collateral and may advertise and conduct a public auction or private sale of the Collateral; provided, however, that the Lender will repair, or pay the reasonable cost to repair, any injury to the realty resulting from such inspection, removal, repossession, auction or sale.

3. If the Lease is terminated by the undersigned whether by reason of any default by the Obligors or otherwise, or if the Obligors default under any of their agreements with the Lender or any Lender, and in any such case the Lender, on behalf of itself or the Lenders, desires to exercise its rights as a secured party holding a security interest in any of the Collateral, then the Lender may thereafter at its option occupy the Premises for up to 90 days and may keep thereon such property as it determines appropriate, provided that the Lender shall pay rent for its period of occupancy (pro-rated on a daily basis and computed on the basis of a 30-day month) at the rate provided in the Lease based on the rate in effect just prior to such termination or default, without incurring any other obligations of the Obligors.

4. The undersigned hereby consents to the acquisition by the Lender, at the Lender’s option, of the absolute ownership of the Obligors' interest in the Lease and agrees that if the Lender, at its option, takes possession of the Obligors’ leasehold estate in the Premises, the Lender will thereupon, be recognized as the tenant under the Lease. If the Lender shall become the tenant under the Lease, it may, on behalf of the Lenders, sublease or assign the Lease for any lawful purpose with the express written consent of the undersigned and the assignment of the Lease shall release and relieve the Lender of all obligations thereunder. The undersigned agrees to give notice within 5 days of any default by any Obligor of any of the provisions of the Lease, such notice to be provided to:

CIT Financial Ltd.
207 Queens Quay West,
Toronto, Ontario
M5J 1A7
Attn: Credit Manager

5. All of the Lender's rights and privileges hereunder shall inure to the benefit of its successors and assigns and shall bind the undersigned's successors or assigns.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed this _____ day of _________________, 200_.

[NAME OF LANDLORD]

By:
Name:
Title:

EXHIBIT D

FORM OF
BAILEE LETTER

___________ ____, 200_

[NAME OF BAILEE]
[ADDRESS OF BAILEE]
_______________________
_______________________

Re: [NAME OF CREDIT PARTY] (the “Bailor”)

Ladies and Gentlemen:

This letter (the “Letter”) is to advise _________________ (the “Bailee”) that the Bailor executed and delivered to CIT Financial Ltd., in its capacity as Lender for certain lenders (the “Lender”) a Credit Agreement (as may be modified, amended, renewed, extended, restated, or replaced from time to time, the “Credit Agreement”), pursuant to which the Bailor granted to the Lender a security interest in, among other things, all inventory of the Bailor, some of which is in possession of the Bailee from time to time (the “Controlled Inventory”). By executing this Letter, the Bailee acknowledges that from time to time the Bailee is in possession of Controlled Inventory and that, because of the Lender’s interest in the Controlled Inventory, the instructions contained in this Letter are irrevocable and cannot be altered or amended without the prior written consent of the Lender. The Bailor’s execution of this Letter is conclusive evidence to the Bailee of its confirmation of and agreement to the foregoing and of its agreement to be bound by all terms of this Letter on which the Bailee is entitled to rely for all purposes until written notice of termination of this Letter is given to the Bailee by the Lender.

The Bailee recognizes the Lender’s continuing security interest in the Controlled Inventory and in the proceeds thereof. The Bailee covenants and agrees that the Controlled Inventory is and shall remain owned by the Bailor, and that the Lender may at any time and from time to time inspect, remove and/or repossess the Controlled Inventory while in possession of the Bailee without accountability to the Bailee therefor and free of any lien, security interest, right or claim which the Bailee may now or hereafter have, such right of the Lender being independent of any other right or remedy the Lender may have. The Bailee hereby authorizes and empowers the Lender to access the premises where the Controlled Inventory is located for the purposes of guarding and maintaining the Controlled Inventory, preparing and showing the same for sale and/or conducting a sale thereof. The Bailee hereby waives and releases, for the benefit of the Lender, its successors and assigns, any and all liens, security interests, rights and claims of every kind, whether statutory, contractual or by law, which the Bailee may now or hereafter have with respect to the Controlled Inventory, including, without limitation, any rights to seize, hold, restrain, levy upon, take possession of, sell or otherwise transfer or dispose of the Controlled Inventory and the Bailee further acknowledges and agrees that no negotiable warehouse receipts or documents of title will be issued covering the Controlled Inventory.

So long as no Default Period (hereinafter defined) is continuing, the Bailor may control the Controlled Inventory. From the date on which the Lender notifies the Bailee that an “Event of Default” (as defined in the Credit Agreement) has occurred and thereafter until the Bailee receives notice from the Lender that such Event of Default is no longer continuing and that no other Event of Default is continuing (such period being referred to herein as a “Default Period”), the Bailee, the Bailor and the Lender agree that the Lender shall have the exclusive right to direct the Bailee as to control of the Controlled Inventory, which includes, without limitation, the right to dispose of, repossess or remove the Controlled Inventory, and the Bailee shall not comply in any respect with any request or direction by the Bailor in connection with the Controlled Inventory, unless consented to in writing by the Lender.

At any time when the Bailee has possession of the Controlled Inventory, the Bailee agrees to prevent the commingling of the Controlled Inventory in its possession with other Inventory, goods or items in the Bailee’s possession by clearly separating, dividing or otherwise isolating the Controlled Inventory from all such other items in the Bailee’s possession. The Bailee will also clearly identify the Controlled Inventory as belonging to the Bailor, through the use of labels, tags, or other similar coding methods.

The Bailee will from time to time deliver to the Lender, upon the written request of the Lender (which request may be by facsimile transmission) and at the Bailor’s cost and expense, such information regarding the Controlled Inventory as may be reasonably requested by the Lender, and the Bailee will notify the Lender promptly if the Bailee acquires knowledge that the Controlled Inventory shall become subject to any injunction, writ or warrant of attachment or garnishment, judgment, levy and execution, or similar process. The Bailee confirms in favour of the Lender that it has not, prior to the date hereof, executed in favour of any third party any document, instrument or agreement pursuant to which (a) the Bailee has acknowledged a security interest in the Controlled Inventory in favour of such third party, or (b) the Bailee has agreed to follow the instructions of such third party in respect of the Controlled Inventory.

The Bailor agrees that the Bailee shall be fully protected in acting on any notice or direction by the Lender relating to the Controlled Inventory without making any inquiry whatsoever as to the Lender’s right or authority to give such notice or direction. Further, the Bailee shall have no liabilities to the Bailor or the Lender other than those imposed upon it by law for its own lack of good faith, gross negligence or wilful misconduct. The Bailee shall not be liable for consequential, indirect or special damages, even if the Bailee has been advised of the possibility of such damages. The Bailee shall not be liable for any failure or delay in performing any service under this Letter in the event and to the extent that such failure arises out of causes beyond the Bailee’s control, including but not limited to war, civil commotion, an Act of God, fire, flood, explosion, sabotage, failure or interruption of electrical or other power supplies or of transportation services, compliance with governmental laws, regulations or orders, and strikes and lockouts.

The Bailor agrees to pay the Bailee’s costs and expenses, including reasonable legal fees, in connection with the execution, delivery and administration of this Letter.

The Bailor and the Lender, jointly and severally, hereby agree to indemnify and save the Bailee harmless from and against any and all losses, costs and expenses arising out of the compliance by the Bailee with the terms of the instructions contained herein.

If the Bailor is unable to fulfill its obligations to the Bailee in respect of warehouse fees and other expenses payable by the Bailor to the Bailee in connection with the storage, handling and delivery of the Controlled Inventory (collectively, the “Storage Fees”), the Lender agrees that, as a condition to the Lender’s rights of access to the Controlled Inventory and the Lender’s rights of inspection, removal and/or repossession of the Controlled Inventory provided for in this Letter, it will pay to the Bailee all Storage Fees which remain unpaid as at the commencement of any Default Period together with any Storage Fees incurred during the continuance of a Default Period.

The Bailor acknowledges and agrees that (a) any amounts paid by the Lender to the Bailee hereunder shall constitute “Obligations” of the Bailor for purposes of the Credit Agreement, and (b) that this Letter is a “Loan Document” as such term is defined in the Credit Agreement dated ______________________ between the Lender and the Bailor, as borrower.

This Letter may only be terminated by the Lender upon written notice to the Bailee.

This Letter may be execute in one or more counterparts by facsimile transmission, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

If the foregoing instructions, terms and agreements are acceptable to the Bailee, please indicate the Bailee’s acceptance by signing this letter in the space provided below and returning it to the Bailor.

Sincerely,

[NAME OF CREDIT PARTY]

By:
Name:
Title:

AGREED AND ACCEPTED:

CIT FINANCIAL LTD.	Address for Notice:

By:	207 Queens Quay West,
Name:	Toronto, Ontario M5J 1A7
Title:	Attention: Credit Manager

[BAILEE]

By:
Name:
Title:

EXHIBIT E

FORM OF RESPONSIBLE OFFICER’S CERTIFICATE

TO:	CIT Financial Ltd., as Lender

The undersigned, ____________________ [TITLE of AUTHORIZED SIGNING OFFICER], of ● (the “Borrower”), pursuant to Section 5.1 of the credit agreement dated as of May •, 2007, between, amongst others, CIT Financial Ltd., as Lender, and the Borrower (as amended, restated, supplemented, replaced or otherwise modified from time to time the “Credit Agreement”), DOES HEREBY CERTIFY in [his/her] capacity as an authorized signing officer of the Borrower and not in [his/her] personal capacity that:
1. The financial statements attached hereto fairly and accurately represent the Borrower’s financial condition at the end of the particular accounting period set out in such financial statements, as well as the Borrower’s and its Subsidiaries’ operating results during such accounting period, subject to year-end audit adjustments;

2. A review of such financial statements and of the activities of the Borrower and its Subsidiaries during the period covered by such financial statements has been made under my supervision has been made with a view to determining whether the Borrower and the Subsidiaries have fulfilled all of their obligations;

3. During the accounting period set out in such financial statements:

(a) each of the Borrower and the Subsidiaries have fulfilled each of its respective obligations under each of the Loan Documents to which it is a party;

(b) there has been no Default or Event of Default under the Credit Agreement,

(c) the Borrower is not aware of any event or circumstance which could reasonably have or could reasonably have had a Material Adverse Effect (as such term is defined in the Credit Agreement);

(d) the representation and warranties contained in the Credit Agreement and the other Loan Documents are correct in all material respects on and as of the date hereof as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent that the Lender has been notified in writing by the Borrower that any representation or warranty is not correct and the Lenders have explicitly waived in writing compliance with such representation or warranty;

(e) the Borrower has been in full compliance with all covenants set out in the Credit Agreement;

(f) Annex B hereto sets out all Subsidiaries and indicates, for each such Subsidiary, whether such Subsidiary is a Restricted Subsidiary and the date of the formation or acquisition of each Subsidiary was formed or acquired since the end of the previous calendar month;

(g) no change in GAAP or in the application thereof has occurred since the date of the most recent audited annual financial statements of the Borrower delivered to the Lender [Note to Draft: - If a change has occurred, specify the details of the change and its effect on the accompanying financial statements]; and

(h) the Borrower and the other Credit Parties have been in compliance with Section 6.4 of the Credit Agreement and Annex C hereto sets out details of all transactions contemplated by Section 6.4 of the Credit Agreement and the details of such compliance.

[Note to Draft: if any of the foregoing is incorrect, revise wording accordingly to include particulars of any variation.]

4. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Responsible Officer’s certificate on behalf of the Borrower as of the _______ day of ________________, 20●.

By:
Name:
Title:

ANNEX 1

ARTICLE 1	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Terms Generally	21
1.3	Accounting Terms; GAAP	22
1.4	Time	22
1.5	Permitted Liens	22
ARTICLE 2	THE CREDITS	22
2.1	Credits	22
2.2	Loans and Borrowings	23
2.3	Requests for Borrowings	23
2.4	Funding of Borrowings	23
2.5	Interest	24
2.6	Termination and Reduction of Credits	25
2.7	Repayment of Loans	25
2.8	Evidence of Debt	25
2.9	Prepayments	26
2.10	Increased Costs; Illegality	27
2.11	Taxes	28
2.12	Payments Generally	29
2.13	Currency Indemnity	29
2.14	Collection of Accounts	30
ARTICLE 3	REPRESENTATIONS AND WARRANTIES	31
3.1	Organization; Powers	31
3.2	Authorization; Enforceability	31
3.3	Governmental Approvals; No Conflicts	31
3.4	Financial Condition; No Material Adverse Effect	32
3.5	Litigation	32
3.6	Compliance with Applicable Laws and Agreements	32
3.7	Ownership	33
3.8	Taxes	33
3.9	Titles to Real Property	33
3.10	Titles to Personal Property	33
3.11	Pension Plans	33
3.12	Disclosure	34
3.13	[Intentionally Deleted.]	34
3.14	Casualties; Taking of Properties	34
3.15	Subsidiaries	34
3.16	Insurance	34
3.17	Solvency	35
3.18	Material Contracts	35
3.19	Environmental Matters	35
3.20	Employee Matters	36
3.21	Fiscal Year	36
3.22	Intellectual Property Rights	37
3.23	Residency of Borrower for Tax Purposes	37
3.24	Distributions	37
3.25	Debt	37
3.26	Workers’ Compensation	37
3.27	Bank Accounts	38
3.28	Real Property and Leases	38
3.29	Further Real Property Matters	38
3.30	Jurisdictions of Credit Parties	38
ARTICLE 4	CONDITIONS	38
4.1	Effective Date	38
4.2	Each Credit Event	42
ARTICLE 5	AFFIRMATIVE COVENANTS	42

5.1	Financial Statements and Other Information	42
5.2	Existence; Conduct of Business	47
5.3	Payment of Obligations	47
5.4	Maintenance of Properties	47
5.5	Books and Records; Inspection Rights	47
5.6	Compliance with Applicable Laws and Material Contracts	47
5.7	Use of Proceeds	48
5.8	Further Assurances	48
5.9	Insurance	48
5.10	Operation and Maintenance of Property	49
5.11	Additional Subsidiaries; Additional Liens	50
ARTICLE 6	NEGATIVE COVENANTS	50
6.1	Indebtedness	50
6.2	Liens	51
6.3	Fundamental Changes	51
6.4	Investments, Loans, Advances, Guarantees and Acquisitions	52
6.5	Restricted Payments	52
6.6	Transactions with Affiliates	52
6.7	Repayment of Debt	53
6.8	Restrictive Agreements	53
6.9	Capital Lease Obligations	53
6.10	Sales and Leasebacks	53
6.11	Pension Plan Compliance	54
6.12	Sale or Discount of Receivables	54
6.13	Unconditional Purchase Obligations	54
6.14	No Amendments to Material Contracts	54
6.15	Environmental Laws	54
ARTICLE 7	EVENTS OF DEFAULT	55
7.1	Events of Default	55
ARTICLE 8	MISCELLANEOUS	59
8.1	Notices	59
8.2	Waivers; Amendments	60
8.3	Expenses; Indemnity; Damage Waiver	61
8.4	Successors and Assigns	63
8.5	Survival	64
8.6	Counterparts; Integration; Effectiveness	64
8.7	Severability	65
8.8	Right of Set-Off	65
8.9	Governing Law; Jurisdiction; Consent to Service of Process	65
8.10	WAIVER OF JURY TRIAL	66
8.11	Headings	66
8.12	Confidentiality	66
8.13	Press Releases and Related Materials	67
8.14	No Strict Construction	67
8.15	Paramountcy	67
8.16	Withholding Tax.	67